Exhibit 10.1

EXECUTION VERSION

$85,000,000
SECOND LIEN CREDIT AGREEMENT

Dated as of June 23, 2006

among

MERISANT WORLDWIDE, INC.,
MERISANT COMPANY
as Borrower,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,
as Administrative Agent,

JEFFERIES & COMPANY, INC. and CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers,

CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent, and Documentation Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

i

Section 6.3	Liens	75
Section 6.4	Fundamental Changes	77
Section 6.5	Disposition of Property	77
Section 6.6	Restricted Payments	78
Section 6.7	Capital Expenditures	80
Section 6.8	Investments	80
Section 6.9	Transactions with Affiliates	82
Section 6.10	Sales And Leasebacks	82
Section 6.11	Changes In Fiscal Periods	82
Section 6.12	Negative Pledge Clauses	83
Section 6.13	Clauses Restricting Subsidiary or Joint Venture Distributions	83
Section 6.14	Lines of Business Activities of Subsidiaries Owning Capital Stock of Excluded Foreign Subsidiaries and Activities of Merisant Spain and Merisant Netherlands	83
Section 6.15	Modification of Subordinated Agreements	84
Section 6.16	Post-Closing Deliveries	84
Section 6.17	Restriction Regarding New Ventures	85
Section 6.18	Limitation on Layering; Etc.	85

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1	Events of Default	86
Section 7.2	Remedies	89

ARTICLE VIII

THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT; AND THE AGENTS

Section 8.1	Authorization And Action	90
Section 8.2	Administrative Agent’s and Collateral Agent’s Reliance, Etc.	91
Section 8.3	The Administrative Agent Individually	92
Section 8.4	Lender Credit Decision	92
Section 8.5	Indemnification	92
Section 8.6	Successor Administrative Agent or Collateral Agent	92
Section 8.7	Concerning the Collateral and the Collateral Documents	93
Section 8.8	Collateral Matters Relating to Related Obligations	95

ARTICLE IX

MISCELLANEOUS

Section 9.1	Amendments. Waivers. Etc.	95
Section 9.2	Assignments and Participations	98
Section 9.3	Costs and Expenses	102
Section 9.4	Indemnities	103

Schedules:

Schedule I	—	Commitments
Schedule II	—	Applicable Lending Offices and Addresses for Notices
Schedule 4.10	—	Tax Returns under Audit or Examination
Schedule 4.15	—	Subsidiaries
Schedule 4.19(a)	—	Security Interest Filings
Schedule 4.19(b)	—	Mortgage Filings
Schedule 6.2	—	Existing Indebtedness
Schedule 6.8	—	Existing Investments
Schedule 6.16	—	Post-Closing Deliveries

Exhibits:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit E	—	Form of Notice of Conversion or Continuation
Exhibit G	—	Form of Guaranty
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Compliance Certificate
Exhibit J	—	Form of Notice of Optional Prepayment

v

CREDIT AGREEMENT, dated as of June 23, 2006 among MERISANT COMPANY, a Delaware corporation (the “Borrower”), MERISANT WORLDWIDE, INC., a Delaware corporation (“Holdings”), the Lenders (as defined below), CREDIT SUISSE, a bank organized under the laws of Switzerland, as agent for the Lenders (“Credit Suisse”, and in such capacity, the “Administrative Agent”), JEFFERIES & COMPANY, INC. AND CREDIT SUISSE SECURITIES (USA) LLC, as joint lead arrangers (together in such capacities, the “Arrangers”), CREDIT SUISSE SECURITIES (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”) and as documentation agent (in such capacity, the “Documentation Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement term loans; and

WHEREAS, the Lenders are willing to make available to the Borrower such term loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1   Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors

(or persons performing similar functions) of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its LIBOR Lending Office in the case of a LIBO Rate Loan.

“Applicable Margin” means (a) with respect to LIBO Rate Loans, 8.50% per annum and (b) with respect to Base Rate Loans, 7.50% per annum.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning specified in the preamble to this Agreement.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any Disposition permitted by clause (a), (b), (c), (d), or (f) of Section 6.5 but including any Disposition permitted by clause (e) of Section 6.5) that yields gross proceeds to Holdings, the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Base Rate” means, for any day, an alternate base rate calculated as a fluctuating rate per annum as shall be in effect from time to time, equal to the greater of:

(a)  Prime Rate in effect on such day; and

(b)  the sum of (i) 0.5% per annum PLUS (ii) the Federal Funds Effective Rate on such day.

As used in this definition, the term “Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City. The parties hereto acknowledge that the Prime Rate is an index or base rate and shall not necessarily be the lowest or best rate charged by Credit Suisse to its customers or other banks. If for any reason Credit Suisse shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of Credit Suisse to obtain sufficient quotation in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Commitments.

“Business Day” means a day of the year that is: (i) a day on which banks are not required or authorized to close in New York City; and (ii) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, LIBO Rate Loans, a day for trading by and between banks in dollar deposits for such Loans in the London interbank market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, excluding, without duplication, any such expenditures to the extent constituting (i) expenditures of insurance proceeds to acquire or repair any asset after a Recovery Event with respect to such asset, (ii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed by the lessor, sublessor or sublessee, (iii) expenditures made with the proceeds of any Reinvestment Deferred Amount and (iv) with respect to any Investment permitted under Section 6.8(h), without duplication, (a) the purchase price of such Investment or (b) any capital expenditures expended by the seller or entity to be acquired in connection with such Investment prior to the date of such Investment.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less after the date of acquisition thereof issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months after the date of acquisition thereof; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States; (e) securities with maturities of one year or less after the date of acquisition thereof issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less after the date of acquisition thereof backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Closing Date” means the date (which shall be a Business Day) of execution and delivery of definitive documentation for any Loan hereunder and satisfaction of conditions to the availability thereof set forth herein.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Documents.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Collateral Documents” means the Security Agreement and the Mortgages, the Deposit Account Control Agreements and the Securities Account Control Agreements (each as defined in the Security Agreement) and any other pledge, security agreement or other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I as such amount may be reduced pursuant to this Agreement.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Confidential Information Memorandum” means collectively, (i) the Confidential Information Memorandum (Private Version) dated April 13, 2006 and (ii) the Confidential Information Memorandum (Public Version) dated April 13, 2006, in each case furnished to certain of the Lenders who have elected to receive such Confidential Information Memorandum.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including non-cash losses on sales of assets outside of the ordinary course of business), (f) non-cash contributions and other non-cash compensation expense, (g) non-cash losses attributable to equity in non-consolidated Subsidiaries, (h) transaction costs associated with the Recapitalization which are expensed and not amortized, (i) any non-cash foreign currency translation adjustments, (j) any extraordinary or non-recurring cash losses or expenses arising from restructuring not to exceed in the aggregate since April 1, 2005 (A) if such period ends prior to January 1, 2006, $14,600,000, (B) if such period begins on or after January 1, 2006, (x) $11,000,000 with respect to any such non-recurring cash losses or expenses arising from the implementation of the Borrower’s plan known as “Project Arrow” and related restructuring, (y) $4,000,000 with respect to any such non-recurring cash losses or expenses arising from the transition from H.J. Heinz Company to ACH Food Companies, Inc. as exclusive distributor to Borrower and its Subsidiaries in the United States; and (z) any cash expenses incurred in connection with (i) any waiver of a default or event of default and any amendment to the First Lien Credit Agreement including the fees and expenses of any attorneys and financial advisers retained by the Administrative Agent pursuant thereto with respect to any such waiver or amendment and (ii) the negotiation, execution and closing of this Agreement and any waiver of a Default or Event of Default and any amendment to this Agreement including the fees and expenses of any attorneys and financial advisers retained by the Administrative Agent pursuant to Section 9.3 hereof with respect to any such waiver or amendment, (k) any other non-cash charges, including (in case of clauses (e), (f), (g), or (i) charges representing either (x) accruals of or reserves for cash expenditures in a future period or (y) amortization of prepaid items paid in cash in a prior period, and (l) expenses incurred by the Borrower or any Subsidiary prior to January 1, 2007 in connection with the development and commercialization of the all-natural, zero-calorie sweetener to be marketed under the Sweet Simplicity™ trademark, in an amount not to exceed in the aggregate $3,000,000, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) non-cash gains related to employee compensation, (d) any other non-cash income, all as determined on a consolidated basis, and (e) cash expenditures for (x) previously accrued or reserved charges or (y) prepaid items to be amortized in future periods. For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property (including by way of a merger or consolidation) that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

“Consolidated First Lien Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total First Lien Debt on such day to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such day.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period, (c) actual or estimated income tax payable during such period by the Borrower and its Subsidiaries and (d) scheduled payments made (or required to be made) during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries, but excluding mandatory (non-scheduled) prepayments and optional prepayments of Indebtedness permitted to be prepaid under the terms of this Agreement.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period: (a) total cash interest expense (including that attributable to Capital Lease Obligations) for such period (including all commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) or owed with respect to letters of credit and bankers’ acceptance financing, amortization or write-off of debt discount and debt issuance costs and net costs under Interest Rate Contracts to the extent such net costs are allocable to such period in accordance with GAAP); minus (b) the sum of (i) net gains under Interest Rate Contracts to the extent such gains are allocable to such period in accordance with GAAP plus (ii) any cash interest income for such period, all determined for the Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP.

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person is acquired in a pooling of interests transaction, (b) the income (or loss) of any Person (other than a Subsidiary of the Borrower whose net income is consolidated into the net income of the Borrower in accordance with GAAP) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is at the time restricted or not permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirements of Law applicable to such Subsidiary, and (d) any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP.

“Consolidated Senior Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Senior Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total First Lien Debt” means, at any date, the aggregate principal amount of all outstanding First Lien Term Loans and First Lien Revolving Loans.

“Consolidated Total Senior Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (excluding the Indebtedness in respect of the Senior Subordinated Notes, the Senior Subordinated Discount Notes and any other Indebtedness of obligors which are Loan Parties and that, as to each obligor thereon, is subordinated and junior in right of payment to the Secured Obligations of such obligor to the same extent as the obligations of such obligor with respect to the Senior Subordinated Notes are so subordinated and junior in right of payment, as determined by the Administrative Agent in the exercise of its reasonable discretion), all as determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Continuing Directors” means the directors of Holdings on the Formation Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66 2/3% (exclusive of the effect of any ownership by the Permitted Noteholder Investors) of the then Continuing Directors or such other director receives the vote of the LLC or the Permitted Investors, if applicable, in his or her election by the shareholders of Holdings.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Control Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, or that is a Subsidiary of any Loan Party, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any Loan Party.

“Credit Suisse” has the meaning specified in the preamble to this Agreement.

“Debt Issuance” means the incurrence of Indebtedness by Holdings, the Borrower or any of its Subsidiaries (other than any Indebtedness incurred in accordance with Section 6.2).

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.

“Disclosure Documents” means the Confidential Information Memorandum and related materials.

“Disposition” means, with respect to any property, (i) any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such property or any interest therein (including the sale or factoring at maturity or collection of any accounts but excluding the granting in the ordinary course of business of nonexclusive licenses of Intellectual Property of the Borrower and its Subsidiaries in respect of which neither the Borrower nor any Subsidiary is to receive any monetary consideration) or (ii) permitting or suffering any other Person to acquire any interest (other than a Lien permitted under Section 6.3) in such property. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:  (a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock; or (c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the date that is 121 days after the Loan Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change in control” occurring prior to the first anniversary of the Loan Maturity Date shall not constitute Disqualified Capital Stock if (i) such “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Second Lien Loan Documents and described under Sections 6.4, 6.5 and 7.1(k) and (l), and (ii) any such requirement only becomes operative after compliance with such terms applicable to the Second Lien Loan Documents, including the issuance of any Indebtedness thereunder.

“Documentation Agent” has the meaning specified in the preamble to this Agreement.

“Dollar Equivalent” means, at the time of determination thereof, (a) in relation to any amount denominated in euro, the equivalent of such amount in Dollars determined by using the rate of exchange indicated for the purchase of Dollars with euro on the Bloomberg Key Cross Currency Rates screen at 11:00 a.m. (New York City time) on the most recent valuation date; or (b) in relation to any amount denominated in Dollars, the amount thereof.

“Dollar Loan” means a Loan denominated in Dollars.

“Dollars” and the sign “$” each mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.

“Environmental Liabilities and Cost” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or its Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means the issue or sale of any Capital Stock of Holdings, the Borrower or any of the Subsidiaries of the Borrower by Holdings, the Borrower or any of the Subsidiaries of the Borrower to any Person or any contribution by any Person to the capital of Holdings, the Borrower or any of its Subsidiaries other than:

 (i)  any issuance or sale of Capital Stock of the Borrower to (or capital contribution in respect thereof to the Borrower by) Holdings;

(ii)   any issuance or sale of Capital Stock of any Subsidiary of the Borrower to (or capital contribution in respect thereof to such Subsidiary by) the Borrower or any Subsidiary of the Borrower to the extent permitted by Section 6.5(d); or

(iii)   any Capital Stock of Holdings issued (A) upon exercise of options in respect of the Stock of Holdings held by directors, officers and employees of Holdings, the Borrower and its Subsidiaries or (B) to management of the Borrower or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated hereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, is or is treated as a single employer within the meaning of Section 414 (b) or (c) of the Code.

“Euro” and the sign “EURO” each mean the lawful money of the participating member states of the European Union.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary (a) in respect of which either (i) the pledge of all of the Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and (b) which is not a party or subject to any Guaranty Obligation in respect of any Indebtedness of any Loan Party.

“Executive Orders” has the meaning set forth in Section 9.2(b).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by (i) management of the Borrower or (ii) in respect of any asset or group of assets valued at more than $20,000,000, by the board of directors of the Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Administrative Agent.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letters” means (a) the fee letter dated June 23, 2006, addressed to the Borrower from the Administrative Agent and accepted by the Borrower as of June 23, 2006, with respect to certain fees to be paid from time to time and (b) the fee letter, dated June 23, 2006, addressed to the Borrower from the Collateral Agent and accepted by the Borrower as of June 23, 2006, with respect to certain fees to be paid from time to time.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.1 and Section 5.1.

“First Lien Administrative Agent” means the “Administrative Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Agent” has the meaning specified in the Intercreditor Agreement.

“First Lien Credit Agreement” means the Credit Agreement, dated as of July 11, 2003 (as the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time to the extent permitted by the terms of the Intercreditor Agreement) among the Borrower, Holdings, the lenders and issuers party thereto, Credit Suisse, as administrative agent for the lenders and issuers, and as sole arranger and book manager, and the other agents party thereto.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.

“First Lien Loans” means the “Loans” under and defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the related credit documents (as each of the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time to the extent permitted by the terms of the Intercreditor Agreement).

“First Lien Revolving Loans” means collectively, “Revolving Loans” and “Swingline Loans”, in each case, under and as defined in the First Lien Credit Agreement.

“First Lien Security Agreement” means the amended and restated security agreement under the First Lien Credit Agreement, dated as of June 23, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by the terms of the Intercreditor Agreement), and executed by the Borrower, Holdings and each Subsidiary Guarantor (as defined in the First Lien Credit Agreement).

“First Lien Term Loans” means any term loans made pursuant to the First Lien Credit Agreement.

“First-Tier Excluded Subsidiary” means any Excluded Foreign Subsidiary any shares of Stock of which are owned directly by Holdings, the Borrower or one or more Included Subsidiaries.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Foreign Overdraft Guarantees” means any Guaranty Obligation of the Borrower with respect to overdrafts by Excluded Foreign Subsidiaries with respect to deposit accounts maintained outside the United States.

“Foreign Required Minority Shares” means Capital Stock of a Foreign Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that both (a) is not organized under the laws of the United States, any state thereof or the District of Columbia and (b) conducts substantially all of its business operations outside of the United States. For purposes of this definition, “United States” excludes the Commonwealth of Puerto Rico so long as a corporation formed under the laws of the Commonwealth of Puerto Rico is treated as a foreign corporation under Section 7701 of the Code.

“Formation Date” means March 17, 2000, the date of original acquisition by the Borrower of its principal assets.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 9.2(f).

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Guaranty” means the guaranty, in substantially the form of Exhibit G, executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof including, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of clause (b) of this sentence the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation described in the preceding sentence shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if the amount of the maximum liability under such Guaranty Obligation is less than the amount of such Indebtedness, then the amount of such maximum liability.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Holdings Permitted Preferred Stock” means any preferred Capital Stock issued by Holdings in a transaction which, (a) (i) a Default or Event of Default is not continuing after giving effect to the issuance of such Capital Stock, and (ii) is not Disqualified Capital Stock, or (b) does not otherwise confer upon the holders of such preferred Capital Stock any rights or impose obligations on Holdings, that, taken as a whole, would be materially adverse to the interests of Holdings or the Lenders as determined by the Administrative Agent in the exercise of its reasonable discretion.

“Included Subsidiary” means any Subsidiary of Holdings or the Borrower that is not an Excluded Foreign Subsidiary.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 6.2 and Section 7.1(e) only, all obligations of such Person in respect of Hedging Contracts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Matters” has the meaning specified in Section 9.4 (a).

“Indemnitees” has the meaning specified in Section 9.4(a).

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated June 23, 2006 (as amended, restated, waived or otherwise modified from time to time), by and among the

Borrower, Holdings, the Subsidiary Guarantors (as defined therein), Credit Suisse in its capacity as First Lien Agent (as defined therein) and Wells Fargo Bank, National Association in its capacity as Second Lien Agent (as defined therein).

“Interest Period” means, in the case of any LIBO Rate Loan, (a) initially, the period commencing on the date such LIBO Rate Loan is made or on the date of conversion of a Base Rate Loan to such LIBO Rate Loan and ending one, two, three or six (or, if available from each Lender, nine or twelve (12)) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or Section 2.9(a), and (b) thereafter, if such Loan is continued, in whole or in part, as a LIBO Rate Loan pursuant to Section 2.9(a), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six (or, if available from each participating Lender, nine or twelve (12)) months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.9(a); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of LIBO Rate Loans are subject to the following:

(i)    if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)    the Borrower may not select any Interest Period that ends after the Loan Maturity Date; and

(iv)    there shall be outstanding at any one time no more than 3 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” has the meaning specified in Section 6.8.

“Inventory” has the meaning specified in the Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Joint Venture” means any Person in which the Borrower and its Subsidiaries own, directly or indirectly, more than 5% but less than or equal to 50% of the Capital Stock.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “LENDER” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“LIBO Rate” means, with respect to any Interest Period for any LIBO Rate Loan, an interest rate per annum equal to the product of (a) LIBOR in effect for such Interest Period and (b) LIBOR Statutory Reserves.

“LIBO Rate Loan” means any Loan that, for an Interest Period, bears interest based on the LIBO Rate.

“LIBOR” means, with respect to any Interest Period for any LIBO Rate Loan, the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBOR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its

Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“LIBOR Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities. LIBO Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Federal Reserve Board as in effect from time to time. LIBOR Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“LLC” means Tabletop Holdings, LLC, a limited liability company organized under the laws of Delaware.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letters, the Intercreditor Agreement, each Hedging Contract to which a Loan Party and a Lender or an Affiliate of a Lender is a party, the Collateral Documents and each certificate, agreement, waiver, consent or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Maturity Date” means the earlier of (a) June 11, 2010 or (b) any other date on which all of the Obligations become due and payable.

“Loan Party” means each of the Borrower, Holdings, and each Subsidiary Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, pollutant or contaminant defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, fungi, bacterium and urea-formaldehyde insulation.

“Merisant Netherlands” means Merisant Netherlands, B.V.

“Merisant Philippines” has the meaning specified in Section 6.17.

“Merisant Spain” means Merisant Spain, S.L.

“MFH” means Merisant Foreign Holdings I, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Mortgages” means the Original Mortgage and any other mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a) (3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means:

(a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received and excluding (in the case of any Asset Sale or Recovery Event with respect to assets of an Excluded Foreign Subsidiary) any portion of such proceeds not freely convertible into Dollars or euro until so convertible) of such Asset Sale or Recovery Event, net of (i) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or Permitted Additional Secured Indebtedness, but including Liens pursuant to the First Lien Loan Documents), (ii) in the case of an Asset Sale, attorneys’ fees, accountants’ fees, investment bank fees or other customary fees and expenses actually incurred in connection therewith and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, however, that the evidence of each of (i), (ii) and (iii) are provided to the Administrative Agent in form and substance reasonably satisfactory to it; or

(b)  in connection with any Equity Issuance or Debt Issuance, the cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, investment banking fees, and accountants’ fees, (ii) underwriting discounts and commissions and (iii) other customary fees and expenses actually incurred in connection therewith; provided, however, that in the case of this clause (b) evidence of such payments, costs, fees or expenses are provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“Non-Consenting Lender” has the meaning specified in Section 9.1(c).

“Non-Funding Lender” has the meaning specified in Section 2.2(d).

“Non-US Lender” means each Lender or Administrative Agent that is not a United States person as defined in Section 7701(a) (30) of the Code.

“Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Loan Commitment evidencing the Indebtedness of the Borrower to such Lender resulting from the Loan owing to such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.9(a).

“Notice of Optional Prepayment” means a notice in the form of Exhibit J.

“Obligations” means the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Collateral Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements and other and sums chargeable to the Borrower under this Agreement or any other Loan Document , and including interest and fees accruing after the maturity of the Loans and interest and fees accruing after the filing of any petition or assignment in bankruptcy, or the commencement of any insolvency, reorganization, plan of arrangement or like proceeding, relating to the Borrower or an Affiliate of the Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding.

“OFAC” has the meaning specified in Section 9.2(b).

“OFAC Rules and Regulations” has the meaning specified in Section 9.2(b).

“Operating Business” has the meaning specified in Section 4.17(b).

“Original Mortgage” means the Mortgage, Security Agreement and Assignment of Leases and Rents dated as of the Closing Date, executed by Merisant US, Inc., as mortgagor, in favor of Wells Fargo Bank, National Association, as collateral agent.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Additional Secured Indebtedness” means non-amortizing Indebtedness issued solely by Holdings or the Borrower that (a) does not provide on its terms for any scheduled repayment, mandatory redemption or sinking fund obligation prior to at least six months after the Loan Maturity Date, (b) is in an original aggregate principal amount not to exceed $75,000,000, (c) has provisions (including the covenants (other than the lien covenant), events of default, subsidiary guarantees and other terms (other than interest rate and redemption premiums)), (i) (A) that are less restrictive of Holdings, the Borrower and their Subsidiaries than those in the Loan Documents (or if more restrictive, the Loan Documents shall be amended to the extent necessary to make such provisions less restrictive) and (B) such provisions and the lien covenant are on market terms for similar issuers at the time of issuance or (ii) is evidenced and secured by documents that are satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions and lien covenant do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings or the Borrower or their respective Subsidiaries, that would be materially adverse to the interests of Holdings, the Borrower, their respective Subsidiaries or the Lenders), (d) is secured by Liens only on the Collateral, which Liens shall rank junior in priority to the Liens on the Collateral created under the First Lien Loan Documents and the Collateral Documents, (e) shall be subject to an intercreditor agreement reasonably acceptable to the Lenders having at least 60% of the aggregate principal amount of all Loans then outstanding and to the Requisite Lenders (as defined in the First Lien Credit Agreement), (f) does not have a Subsidiary or Joint Venture as an obligor that is not a Subsidiary Guarantor, (g) is issued by Holdings or the Borrower, as the case may be, in exchange for, or in respect of the refinancing, refunding, repayment, satisfaction or defeasance of the Senior Subordinated Discount Notes or Senior Subordinated Notes (including any accrued interest, premium or fee payable in connection with such exchange, refinancing, refunding, repayment, satisfaction or defeasance), (h) bear interest payable only in-kind until at least six-months after the Loan Maturity Date, and (i) does not provide for or result in any cash fees or other cash consideration being paid in connection with the issuance thereof (i) to any holder of the Senior Subordinated Notes or the Senior Subordinated Discount Notes or any such holder’s Affiliates, investment advisors, or managers, except for any customary consent solicitation fees paid on a pro rata basis to the holders thereof who consent to any required amendment, modification or supplement of the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture, as applicable entered into in connection therewith and which amendment, modification or supplement is otherwise permitted under the terms of this Agreement, or (ii) to any holder of such Indebtedness being issued, or any such holder’s Affiliates, investment advisors, or managers, other than, in each case, customary underwriting or advisory fees paid to any such Person solely in its capacity as underwriter, financial advisor or arranger for such Indebtedness being issued; provided that, immediately after giving effect to such issuance of Indebtedness, (x)  Holdings, the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 6.1 as of the last day of the most recently completed Fiscal Quarter, giving pro forma effect to such issuance as if such issuance had occurred as of such last day of the most recently completed Fiscal Quarter, and (y)  no Default or Event of Default is continuing before and after giving effect to the transactions contemplated by such issuance of Indebtedness.

“Permitted Equity Issuance Proceeds” means Net Cash Proceeds (other than any Net Cash Proceeds received from the Borrower or any Subsidiary of the Borrower) arising from an Equity Issuance of Capital Stock (other than Disqualified Capital Stock) by Holdings which the Borrower has designated in writing to the Administrative Agent as being “Permitted Equity Issuance Proceeds” applied to prepay the Loans; provided that the aggregate principal amount of Loans prepaid with any such designated “Permitted Equity Issuance Proceeds” does not exceed $25,500,000 in the aggregate from and after the Closing Date.

“Permitted Investors” means the collective reference to the Sponsor and the members of the LLC as of the Formation Date and their Control Investment Affiliates.

“Permitted Noteholder Investors” means, for only as long as the Permitted Investors continue to own and control of record and beneficially, directly or indirectly, an amount of outstanding common stock of Holdings equal to at least 51% of the outstanding common stock of Holdings, the collective reference to the beneficial owners of the Senior Subordinated Notes and the beneficial owners of the Senior Subordinated Discount Notes who become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of the outstanding common stock of Holdings in exchange for such Senior Subordinated Notes or Senior Subordinated Discount Notes, and their respective transferees and assigns.

“Permitted PIK Notes” means non-amortizing payment-in-kind notes issued solely by Holdings or the Borrower (and as to which no Subsidiary of the Borrower has any obligation) that (a) do not provide on its terms for any scheduled repayment, mandatory redemption or sinking fund obligation prior to at least six months after the Loan Maturity Date, (b) is in an aggregate principal amount not to exceed $100,000,000 less any principal amount of Permitted Additional Secured Indebtedness then outstanding, (c) bear interest payable only in-kind until at least six-months after the Loan Maturity Date, (d) do not have a Subsidiary or Joint Venture as an obligor, (e) has provisions (including the covenants, events of default, subsidiary guarantees and other terms (other than interest rate and redemption premiums)), (i) (A) that are less restrictive of Holdings, the Borrower and their Subsidiaries than those in the Loan Documents (or if more restrictive, the Loan Documents shall be amended to the extent necessary to make such provisions less restrictive) and (B) such provisions are on market terms for similar issuers at the time of issuance or (ii) is evidenced by documents that are satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions thereof do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings, the Borrower or their respective Subsidiaries, that, taken as a whole, would be materially adverse to the interests of Holdings, the Borrower or their respective Subsidiaries or the Lenders), (f) are issued by Holdings or the Borrower, as the case may be, solely in exchange for, or in respect of the refinancing, refunding, repayment, satisfaction or defeasance of the Senior Subordinated Discount Notes or Senior Subordinated Notes (including any accrued interest, premium or fee payable in connection with such exchange, refinancing, refunding, repayment, satisfaction or defeasance), and (g) does not provide for or result in any cash fees or other cash consideration being paid in connection with the issuance thereof (i) to any holder of the Senior Subordinated Notes or the Senior Subordinated Discount Notes, or any such holder’s Affiliates, investment advisors, or managers, except for any customary consent solicitation fees paid on a pro rata basis to the holders thereof who consent to any required amendment, modification or supplement of the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture, as applicable entered into in connection therewith and which amendment, modification or supplement is otherwise permitted under the terms of this Agreement, or (ii) to any holder of such Indebtedness being issued, or any such holder’s Affiliates, investment advisors, or managers, other than, in each case, customary underwriting or advisory fees paid to any such Person solely in its capacity as underwriter, financial advisor or arranger for such Indebtedness being issued; provided that, immediately after giving effect to such issuance of Indebtedness, (x)  Holdings, the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 6.1 as of the last day of the most recently completed Fiscal Quarter, giving pro forma effect to such issuance as if such issuance had occurred as of such last day of the most recently completed Fiscal Quarter, and (z)  no Default or Event of Default is continuing before and after giving effect to the transactions contemplated by such issuance of Indebtedness.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA other than a Multiemployer Plan and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Notes” has the meaning specified in the Security Agreement.

“Pledged Stock” has the meaning specified in the Security Agreement.

“Projections” has the meaning specified in Section 5.2(c).

“Properties” has the meaning specified in Section 4.17(a).

“Proposed Change” has the meaning specified in Section 9.1(c).

“Purchasing Lender” has the meaning specified in Section 9.7(a).

“Ratable Portion” or “Ratably” means, with respect to any Lender, the percentage obtained by dividing (i) the Commitment of such Lender by (ii) the aggregate Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing (x) the principal amount of such Lender’s Loans by (y) the aggregate Loans of all Lenders).

“Recapitalization” means the repayment by the Borrower of the First Lien Credit Agreement in a manner consistent with Section 4.16(a) and (b).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Subsidiaries.

“Register” has the meaning specified in Section 9.2(d).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings, the Borrower or any of its Subsidiaries in connection therewith that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Loans pursuant to Section 2.7 as a result of the delivery of such Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has duly delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a portion of the Net Cash Proceeds of an Asset Sale or Recovery Event specified in such notice to acquire or repair assets of the same type as those subject to such Asset Sale or Recovery Event or equipment or real property useful in the business of the Borrower or one of its Subsidiaries (which amount of such Net Cash Proceeds so specified, when combined with the amount of Net Cash Proceeds specified in any other Reinvestment Notices with respect to Net Cash Proceeds of an Asset Sale or Recovery Event received in the same Fiscal Year, shall not exceed $20,000,000).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets of the same type as those subject to such Asset Sale or Recovery Event or equipment or real property useful in the business of the Borrower or one of its Subsidiaries.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets of the same type as those subject to such Asset Sale or Recovery Event or equipment or real property useful in the business of the Borrower or one of its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Obligations” has the meaning specified in Section 8.8.

“Release” means a release, spill, emission, leaking, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Materials of Environmental Concern into the indoor or outdoor environment or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater, or property.

“Remedial Action” means (a) “remedial action” as such term is defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way respond to any Hazardous Material in the environment or (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

“Requirements of Law” means, with respect to any Person, (i) the Constituent Documents of such Person and (ii) the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having more than 50% of the aggregate outstanding amount of the Commitments and, after the funding of the Loans on the Closing Date, the principal amount of all Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person as applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“SDN List” has the meaning specified in Section 9.2(b).

“S&P” means Standard & Poor’s Rating Services and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Loan Document, that such Lien is junior in priority only to the Liens created under the First Lien Loan Documents.

“Secured Obligations” means, (a) in the case of the Borrower, the Obligations, and, (b) in the case of any other Loan Party, the obligations of such Loan Party and each other Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Collateral Agent, the Administrative Agent, the Lenders and any other holder of any of the Obligations.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement” means an agreement, in substantially the form of Exhibit H, executed by the Borrower, Holdings and each Subsidiary Guarantor.

“Selling Lenders” has the meaning specified in Section 9.7(a).

“Senior Subordinated Debt Documents” means the Senior Subordinated Notes Indenture and each other document and instrument executed with respect thereto.

“Senior Subordinated Discount Debt Documents” means the Senior Subordinated Discount Notes Indenture and each other document and instrument executed with respect thereto.

“Senior Subordinated Discount Notes” means the 12¼% senior subordinated discount notes due 2014 in an aggregate principal amount at maturity of $136,040,000 issued on November 12, 2003 by Holdings.

“Senior Subordinated Discount Notes Indenture” means the Indenture, dated as of November 12, 2003, among Holdings, the Borrower, certain subsidiaries of the Borrower, and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Senior Subordinated Notes” means the 9½% senior subordinated notes due 2014 in an aggregate principal amount of $225,000,000 issued on July 11, 2003 by Borrower and guaranteed by the Guarantors under the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Indenture, dated as of the July 11, 2003 among Holdings, the Borrower, certain subsidiaries of the Borrower, and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Single Employer Plan” means any Plan, including a “multiple employer plan,” that is covered by Title IV of ERISA other than a Multiemployer Plan.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.2(f).

“Sponsor” means Pegasus Partners II, L.P., a Delaware limited partnership.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership, interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Guaranty.

“Swissco 2” means Merisant Company 2 Sarl, a limited liability company organized and existing under the laws of Switzerland and an indirect Wholly Owned Subsidiary of the Borrower.

“Swissco 2 Revolving Note” means a promissory note made by the Borrower in favor of Swissco 2, which shall contain the following terms:  (a) the note shall mature in 2011; (b) the interest rate shall be equal to LIBOR plus 0.25% per annum, or such other rate as may be prescribed by applicable law; and (c) principal shall be due and payable on the maturity date of such note.

“Syndication Agent” has the meaning specified in the preamble to this Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.10.

“Taxes” has the meaning specified in Section 2.14(a).

“Threshold Leverage Range” has the meaning specified in Section 6.7.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Excluded Foreign Subsidiary” means any Excluded Foreign Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means (a) any Domestic Subsidiary all of the Capital Stock of which is owned by the Borrower directly or indirectly through other Subsidiaries and (b) any Foreign Subsidiary if (i) all of the Capital Stock of such Foreign Subsidiary (other than directors’ qualifying shares and Foreign Required Minority Shares, in each case only to the extent required by applicable law) is owned by the Borrower directly or indirectly through other Subsidiaries, and (ii) the Borrower, by contract or otherwise, controls the management and business of such Foreign Subsidiary and derives the economic benefits of ownership of such Foreign Subsidiary to substantially the same extent as if all of the Capital Stock of such Foreign Subsidiary were owned directly by the Borrower.

“Wholly Owned Subsidiary Guarantor” means any Wholly Owned Subsidiary that is a Guarantor.

Section 1.2   Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3   Accounting Terms And Principles.

(a)           Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)           If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of its independent public accountants and results in a change in any of the calculations required by Article VI had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VI shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4   Certain Terms.

(a)           The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b)           References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

(c)           Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. If the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)           References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(e)           The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)            The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(g)           The terms “Lender,” “Administrative Agent” and “Collateral Agent” include their respective successors.

(h)           Upon the appointment of any successor Administrative Agent pursuant to Section 8.6, references to Credit Suisse in Section 8.3 shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(i)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, Securities, revenues, accounts, leasehold interests and contract rights.

ARTICLE II

THE FACILITY

Section 2.1   The Commitments. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make a Loan denominated in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Commitment. Amounts of Loans paid or prepaid may not be reborrowed.

Section 2.2   Borrowing Procedures.

(a)           All Borrowings shall be made upon receipt of a Notice of Borrowing given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) on the Closing Date. The notice of borrowing, which shall be in substantially the form of Exhibit C (the “Notice of Borrowing”) shall specify (A) the Closing Date, (B) the aggregate amount of such proposed Borrowing, (C) the initial Interest Period or Periods for any such LIBO Rate Loans, and (D) remittance instructions for such proposed Borrowing.

(b)           The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing, and if LIBO Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.12(a). Each Lender shall promptly, but in any case prior to 3:00 p.m. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at an account designated by the Administrative Agent of a bank in New York City in immediately available funds in Dollars, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.1 and Section 3.2, the Administrative Agent will make such funds available to the Borrower.

(c)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower. With respect to any Ratable Portion of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently repays such corresponding amount to the Administrative Agent and the Borrower has also repaid to the Administrative Agent such corresponding amount (together with interest thereon at the rate specified in clause (i) of the third preceding sentence), then the Administrative Agent shall promptly repay to Borrower such corresponding amount so received from such Lender (including interest thereon at the rate specified in clause (ii) of the third preceding sentence to the extent received from such Lender by the Administrative Agent); provided, however, that such repayment to the Borrower shall not operate as a waiver or any abandonment of any rights or remedies of the Borrower with respect to such Lender.

(d)           The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”) shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

(e)           Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to in Section 2.9(a) that the Administrative Agent believes in good faith to have been given by a Responsible Officer or other person authorized to execute a Notice of Borrowing or a Notice of Conversion or Continuation on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2 or under Section 2.9, and upon funding of any Loans by the Lenders, or upon any conversion or continuation of any Loans pursuant to Section 2.9, in each case in accordance with this Agreement, pursuant to any such telephonic notice, the Borrower shall be deemed to have borrowed Loans or effected a conversion or continuation, as the case may be, hereunder.

(f)            Except as otherwise provided in Section 2.12, a Notice of Borrowing or a Notice of Conversion or Continuation (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to make a Borrowing or to effect a conversion or continuation in accordance therewith.

Section 2.3   Reduction and Termination of the Commitments. The Commitments shall be reduced to zero upon the funding of the Loans on the Closing Date.

Section 2.4   Repayment of Loans. The Borrower shall repay the entire unpaid principal amount of the Loans on the Loan Maturity Date.

Section 2.5   Evidence of Debt.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain accounts in accordance with its usual practice in which it will record (i) the amount of each Loan made and, if a LIBO Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, if applicable.

(c)           The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)           Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower will promptly execute and deliver a Note or Notes to such Lender evidencing any Loans, as the case may be, of such Lender, substantially in the form of Exhibit B.

Section 2.6   Optional Prepayments.

(a)           The Borrower may, upon at least (i) three Business Days’ prior notice to the Administrative Agent for any such Loan that is a LIBO Rate Loan or (ii) one Business Day’s prior notice to the Administrative Agent for any such Loan that is a Base Rate Loan, which notice shall be a Notice of Optional Prepayment and shall be given prior to 12:00 noon (New York City time) on the date required and state the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any LIBO Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.12(e); and, provided, further, that each partial prepayment shall be in an aggregate principal amount equal to $1,000,000 or an integral multiple in excess thereof. Any Notice of Optional Prepayment shall be irrevocable and, upon the giving of any such Notice of Optional Prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b)           The Borrower hereby agrees that in addition to any other amounts due under this Agreement or any other Loan Document, if the Borrower prepays any portion of the outstanding principal amount of the Loans pursuant to Section 2.6(a) or Section 2.7(a) on or prior to the third anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders, a prepayment fee equal to (i) 3% of the aggregate principal amount of such prepayment made any time on or prior to the first anniversary of the Closing Date, (ii) 2% of the aggregate principal amount of such prepayment made any time after the first anniversary of the Closing Date and on or prior to the second anniversary following the Closing Date; and (iii) 1% of the aggregate principal amount of such prepayment made any time after the second anniversary of the Closing Date and on or prior to the third anniversary following the Closing Date; provided, however, that if any such principal prepayment is made from Permitted Equity Issuance Proceeds, the prepayment fee with respect to the portion of such principal prepayment made from such Permitted Equity Issuance Proceeds shall be equal to (A) 1.5% of the aggregate principal amount of such prepayment made at any time on or prior to the first anniversary of the Closing Date, (B) 1% of the aggregate principal amount of such prepayment made at any time after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing date, and (C) 0.5% of the aggregate principal amount of such prepayment made at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date.

(c)           The Borrower shall have no right to voluntarily prepay the principal amount of any Loan other than as provided in this Section 2.6.

Section 2.7   Mandatory Prepayments.

(a)           Upon receipt by Holdings, the Borrower or any of its Subsidiaries of, and subject to the terms of the Intercreditor Agreement and 2.6(b), (i) Net Cash Proceeds arising from an Asset Sale, Recovery Event or Debt Issuance, the Borrower shall immediately prepay the Loans in an amount equal to 100% of such Net Cash Proceeds; or (ii) Net Cash Proceeds arising from an Equity Issuance, the Borrower shall immediately prepay the Loans in an amount equal to 50% of such Net Cash Proceeds, in the case of clause (i) or (ii), minus an amount equal to the portion of such Net Cash Proceeds paid pursuant to the First Lien Credit Agreement; provided, however, that in the case of any Net Cash Proceeds constituting the Reinvestment Deferred Amount with respect to a Reinvestment Event, the Borrower shall prepay the Loans in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event; provided, however, that the amount of Net Cash Proceeds received in the same Fiscal Year from one or more Reinvestment Events that may be specified as Reinvestment Deferred Amounts in one or more Reinvestment Notices shall not exceed $20,000,000 in the aggregate for all such Net Cash Proceeds so received. Any such mandatory prepayment shall be applied in accordance with Section 2.7(b) below.

(b)           Subject to the Intercreditor Agreement, any prepayments made by the Borrower required to be applied in accordance with this Section 2.7 shall be applied to prepay the outstanding principal balance of such Loans, until such Loans shall have been prepaid in full. Payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Loans.

(c)           No later than the time at which the Borrower makes any mandatory prepayment to the Administrative Agent pursuant to this Section 2.7, the Borrower shall notify the Administrative Agent in writing of the amount of any such mandatory prepayment and the reason therefor.

Section 2.8   Interest.

(a)           Rate Of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations become due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.8(c), as follows:

(i)            in the case of a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin in effect from time to time for such Loan;

(ii)           in the case of a LIBO Rate Loan, at a rate per annum equal to the sum of (A) the LIBO Rate determined for the applicable Interest Period plus (B) the Applicable Margin in effect from time to time for such Loan during such Interest Period; and

(iii)          in the case of any Obligations (other than Loans) that have become due and payable, (x) if such other Obligation constitutes interest in respect of the Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect for time to time plus (B) the Applicable Margin for the Loan in effect from time to time plus (C) 2.00% per annum.

(b)           Interest Payments.

(i)            Interest accrued on each Base Rate Loan shall be due and payable in arrears (A) on the last Business Day of each calendar quarter (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

(ii)           Interest accrued on each LIBO Rate Loan shall be due and payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such LIBO Rate Loan.

(iii)          Interest accrued on the amount of all other Obligations shall be due and payable on demand at any time and from time to time after such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)           Interest On Defaulted Principal. Notwithstanding the rates of interest specified in Section 2.8(a) or elsewhere herein, any principal of any Loan that has become due and payable shall bear interest at a rate which is 2.00% per annum in excess of the rate of interest otherwise applicable to such Loan from time to time.

(d)           Interest During an Event of Default. Notwithstanding the rates of interest specified in Section 2.8(a) or elsewhere herein, other than the Borrower’s failure to pay any principal of any Loan when due in accordance with the terms hereof, by written notice to the Borrower given by the Administrative Agent acting upon the direction of the Requisite Lenders, the Requisite Lenders may require the Borrower to pay, and the Borrower shall pay, interest during the continuance of an Event of Default on the principal amount of all outstanding Loans at the per annum rate equal to the rate otherwise applicable to such Loan plus 2.00% per annum.

Section 2.9   Conversion/Continuation Option.

(a)           The Borrower may elect (i) at any time to convert Base Rate Loans or any portion thereof to LIBO Rate Loans, (ii) at any time to convert LIBO Rate Loans or any portion thereof into Base Rate Loans, or (iii) at the end of any applicable Interest Period to continue LIBO Rate Loans or any portion thereof for an additional Interest Period; provided, however, that, if any such conversion of any LIBO Rate Loan is made pursuant to clause (ii) above other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.12(e). Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with its Ratable Portion. Each such election shall be in substantially the form of Exhibit E hereto (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent written notice no later than 12:00 noon (New York City time) on the date three Business Days in advance of the relevant conversion or continuation, which notice shall specify (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to LIBO Rate Loans or a continuation of LIBO Rate Loans, the applicable Interest Period, and (C) in the case of a conversion, the date of conversion (which date shall be a Business Day). In lieu of giving a Notice of Conversion or Continuation for any conversion or continuation, the Borrower may give the Administrative Agent telephonic notice prior to the time required for giving a Notice of Conversion or Continuation; provided, however, that such telephonic notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion or Continuation to the Administrative Agent prior to the date of conversion or continuation.

(b)           The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation (or of telephonic notice duly given in lieu thereof) and of the options selected therein. Notwithstanding the foregoing, (i) no conversion in whole or in part of Base Rate Loans to LIBO Rate Loans, and no continuation in whole or in part of LIBO Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing; and (ii) no conversion in whole or in part of Base Rate Loans to LIBO Rate Dollar Loans, and no continuation in whole or in part of LIBO Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which such conversion into, or continuation of, would violate any of the provisions of Section 2.12. If, within the time period required under the terms of this Section 2.9, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any LIBO Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, if such Loans are LIBO Rate Loans, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.10   Fees. The Borrower has agreed to pay to the Administrative Agent and the Collateral Agent certain fees, the amount and dates of payment of which are embodied in the Fee Letters.

Section 2.11   Payments And Computations.

(a)           The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York City time) on the day when due, in dollars, to the Administrative Agent at an account designated from time to time by the Administrative Agent at a bank in New York City in immediately available funds without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) and (f) of this Section 2.11, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.12(c), Section 2.12(e), Section 2.13 or Section 2.14 shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed to be received on the next Business Day.

(b)           All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Except as otherwise specified herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any LIBO Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first to repay such Loans outstanding as Base Rate Loans and then to repay such Loans outstanding as LIBO Rate Loans with those LIBO Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(d)           Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Effective Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e)           Subject to the provisions of clause (f) of this Section 2.11 and except as otherwise provided in Section 2.7, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied first, to pay all Obligations then due and payable; and second, as the Borrower so designates. Payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto, and in proportion to their respective Ratable Portions.

(f)            The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default, and agrees that, if an Event of Default has occurred and is continuing, the Administrative Agent may, and shall upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 7.2, apply all payments in respect of any Obligations and all other proceeds of Collateral in the following order:

(i)            first, to pay Obligations in respect of any expense reimbursements or indemnities then due the Administrative Agent and Collateral Agent;

(ii)           second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iii)          third, to pay Obligations in respect of any fees then due to the Administrative Agent, Collateral Agent and the Lenders;

(iv)          fourth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(v)           fifth, to pay or prepay principal payments on the Loans and any Obligations owing with respect to Hedging Contracts ratably to the aggregate principal amount of such Loans and Obligations owing with respect to Hedging Contracts; and

(vi)          sixth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of clauses first through sixth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses (i) through (vi) of this Section 2.11(f) may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender, or by any other Person that is not a Lender. In addition, the order of priority set forth in clauses (i) through (iii) of this Section 2.11(f) may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Lenders. In addition, the order of priority set forth in clause (i) of this Section 2.11 may be changed only with the prior written consent of the Collateral Agent in addition to the Administrative Agent and the Requisite Lenders.

Section 2.12   Special Provisions Governing LIBO Rate Loans.

(a)           Determination Of Interest Rate. The LIBO Rate for each Interest Period for LIBO Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “LIBO Rate.” The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrower.

(b)           Interest Rate Unascertainable, Inadequate Or Unfair. In the event that: (x) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate for any LIBO Rate Loan then being determined is to be fixed; or (y) the Requisite Lenders notify the Administrative Agent that the LIBO Rate for any Interest Period for any LIBO Rate Loan will not adequately reflect the cost to the Lenders of making or maintaining such

Loan for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon: each LIBO Rate Loan will automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make LIBO Rate Loans or to convert Base Rate Loans into LIBO Rate Loans shall be suspended; in any case until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)           Increased Costs. If at any time any Lender shall determine that because of the introduction after the Closing Date of or any change after the Closing Date in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the LIBO Rate) or the compliance by such Lender with any guideline, request or directive promulgated or given after the Closing Date by or on behalf of any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 270 days prior to the date that such Lender initially notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such 270 day period shall be extended to include the period of such retroactive effect. A certificate as to the amount of such increased cost and setting forth in reasonable detail the basis of the calculation of such cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)           Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction after the Closing Date of or any change after the Closing Date in or in the interpretation of any law, treaty or governmental rule, regulation or order shall make it unlawful, or any central bank or other Governmental Authority shall assert after the Closing Date that it is unlawful, for any Lender or its LIBOR Lending Office to make LIBO Rate Loans or to continue to fund or maintain LIBO Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent (x) the obligation of such Lender to make or to continue LIBO Rate Loans and to convert Base Rate Loans into LIBO Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBO Rate Loans, and (y) if LIBO Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan.

If at any time after a Lender gives notice under this Section 2.12(d) such Lender determines that it may lawfully make LIBO Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make LIBO Rate Loans, as applicable, shall thereupon be restored.

(e)           Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.8, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s LIBO Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a proposed conversion into or continuation of LIBO Rate Loans does not occur on a date specified therefor in a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for a conversion or continuation for a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.9, (ii) if for any reason any LIBO Rate Loan is prepaid (including mandatorily pursuant to Section 2.7 or Section 2.12 (b) or (d)) or any LIBO Rate Loan is converted pursuant to Section 2.9 into a Base Rate Loan on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a LIBO Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.12 (b) or (d), or (iv) as a consequence of any failure by a Borrower to repay LIBO Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written certificate as to such losses, expenses and liabilities, setting forth in reasonable detail the basis of the calculation of such losses, expenses and liabilities and this certificate shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

Section 2.13   Capital Adequacy. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on the capital of such Lender (or any corporation controlling such Lender) as a consequence of its obligations hereunder to a level below the level that such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 270 days prior to the date that such Lender initially notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such 270 day period shall be extended to include the period of such retroactive effect. A certificate as to such amounts, setting forth in reasonable detail the basis of the calculation of such amounts, submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.14   Taxes.

(a)           Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes), branch profits taxes, and other taxes imposed on or measured by net income, imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, including as a result of a lending office, a fixed place of business, or a permanent establishment maintained by such Administrative Agent or such Lender (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Administrative Agent evidence of such payment.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)           The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within (and shall be due and payable on the date) 30 days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.8, the original or a certified copy of a receipt evidencing payment thereof (or, if such original or certified copy is not available, any other proof of payment reasonably satisfactory to the Administrative Agent).

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of the Obligations.

(f)            Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed copies of: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a United States trade or business) (or any successor form); (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption)(or successor form); or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.15   Substitution of Lenders. In the event that (a) (i) any Lender makes a claim under Section 2.12(c) or Section 2.13, or (ii) it becomes illegal for any Lender to continue to fund or make any LIBO Rate Loan and such Lender notifies the Borrower pursuant to Section 2.12(d), or (iii) the Borrower is required to make any payment pursuant to Section 2.14 that is attributable to any Lender, or (iv) any Lender is a Non-Funding Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 75% of the Loans are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv)) by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution, which substitute financial institution must be, if not a Lender, reasonably acceptable to the Administrative Agent; provided, however, that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.15, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of any prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the Borrower to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement, provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1   Conditions Precedent To Loans. The obligation of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction of all of the following conditions precedent:

(a)           Certain Documents. The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient copies for the Collateral Agent and each Lender:

(i)            this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

(ii)           the Guaranty, duly executed by Holdings and each Subsidiary Guarantor;

(iii)          the Security Agreement, duly executed by the Borrower, Holdings and each Subsidiary Guarantor, together with:

(A)          evidence satisfactory to the Administrative Agent that the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected Second Priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Collateral Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including evidence satisfactory to the Collateral Agent that financing statements under the UCC, patent, trademark and copyright security agreements and other applicable documents under the laws of any jurisdiction have been appropriately filed with respect to the perfection of Liens created by the Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those which shall be terminated on the Closing Date and those in respect of Liens permitted under Section 6.3;

(B)           evidence satisfactory to the Administrative Agent that all certificates, agreements or instruments representing or evidencing the Securities’ Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the First Lien Agent (which shall act as bailee for the Collateral Agent);

(C)           evidence satisfactory to the Administrative Agent that all instruments representing Pledged Notes being pledged pursuant to such Security Agreement, each accompanied by an instrument of transfer undated and endorsed in blank has been received by the First Lien Agent (which shall act as bailee for the Collateral Agent).

(D)          subject to Section 6.16, evidence satisfactory to the Administrative Agent that all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) have been delivered to the First Lien Agent (which shall act as bailee for the Collateral Agent);

(E)           evidence reasonably satisfactory to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents; and

(F)           in respect to granting a Lien on 65% of the stock of Merisant Spain:

(I)            a Deed of Pledge, dated the Closing Date, duly executed by MFH in favor of the Collateral Agent; and

(II)           subject to Section 6.16, a certificate of Merisant Spain satisfactory to the Administrative Agent confirming registry of the lien in the company records as required by legal opinion;

(iv)          the Original Mortgage together with: (A) title insurance policies, satisfactory in form and substance to the Administrative Agent and the Collateral Agent, in their sole discretion; (B) evidence that counterparts of the Original Mortgage have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable Second Priority Lien on property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law); and (C) an opinion of counsel in each state in which any Mortgage is recorded in form and substance and from counsel reasonably satisfactory to the Collateral Agent;

(v)           (A) a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, and (B) subject to Section 6.16, a favorable opinion of counsel to the Loan Parties in the Republic of Spain as to the validity and enforceability of the pledge of shares of Merisant Spain by a Subsidiary of the Borrower, in each case which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent and the Lenders;

(vi)          a copy of each Senior Subordinated Debt Document, each Senior Subordinated Discount Debt Document and each Disclosure Document certified as being complete and correct by a Responsible Officer of the Borrower;

(vii)         a copy of the articles or certificate of incorporation (or equivalent organizational documents) of each Loan Party, certified as of a recent date by the Secretary of State of the state of incorporation of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(viii)        a certificate of the secretary or an assistant secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to the immediately preceding clause;

(ix)           a certificate of (A) the chief financial officer of the Borrower, stating that the Borrower and each Subsidiary Guarantor taken as a whole is Solvent, and (B) the chief financial officer of Holdings, stating that Holdings together with the Borrower and each Subsidiary Guarantor taken as a whole is Solvent, in each case after giving effect to the Loans, the application of the proceeds thereof to effect the Recapitalization and otherwise in accordance with Section 4.16 and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(x)            a certificate of a Responsible Officer of the Borrower to the effect that (A) the conditions set forth in Section 3.2(b) have been satisfied, (B) no litigation shall have been commenced against any Loan Party or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect or which restrains or imposes or can reasonably be expected to impose materially adverse conditions upon the Loans or the transactions contemplated thereby, and (C) the attached Corporate Chart is true, correct and complete in all material respects as of the Closing Date;

(xi)           evidence satisfactory to the Administrative Agent that the insurance policies required by Section 5.5(b) and any Collateral Document are in full force and effect, together with endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of Holdings, the Borrower and its Subsidiaries;

(xii)          evidence of the First Lien Lenders consent to the execution and effectiveness of this Agreement and that such execution and effectiveness is a Refinancing Transaction (as defined in the First Lien Credit Agreement), each in form and substance satisfactory to the Administrative Agent; and

(xiii)         such other certificates, documents, agreements and information respecting any Loan Party as the Administrative Agent may reasonably request.

(b)           Fee And Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Closing Date (including all such fees described in the Fee Letters), and all reasonable expenses due and payable on or before the Closing Date in respect of which the Borrower shall have received a request in accordance with Section 9.3(c) on or prior to the Closing Date.

(c)           Financials. The Lenders shall have received and be reasonably satisfied with (i) the financial statements of the Borrower and its subsidiaries delivered pursuant to Section 4.1, (ii) interim unaudited monthly and quarterly financial statements of the Borrower and its subsidiaries through the fiscal month ending April 30, 2006 and (iii) the Borrower’s quarterly budget for Fiscal Year 2006 and 2007 and financial projections for the Fiscal Years 2007 through 2010 prepared by the Borrower’s management.

(d)           Existing Indebtedness and Material Agreements. The Lenders shall be satisfied in their reasonable judgment that there shall not occur as a result of the funding of the Loans, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of Holdings or its Subsidiaries’ debt instruments and other material agreements.

(e)           ERISA Obligations. The Lenders shall be reasonably satisfied that Holdings and its Subsidiaries will be able to meet their obligations under their respective Plans, that all such Plans are in material compliance with ERISA, the Code, their own terms, and other applicable law, that all Plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material Reportable Event has occurred as to any Single Employee Plan, and that no termination of, or withdrawal from, any Single Employer Plan or Multiemployer Plan has occurred or is contemplated.

(f)            No Material Adverse Change. There shall not have occurred or exist any event or condition that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(g)           Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of Holdings and its Subsidiaries lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(h)           Environmental Assessments. For each material piece of real property owned, operated or leased by Holdings, the Borrower or any of its Subsidiaries, the

Administrative Agent shall have received an environmental site assessment report prepared by a consultant reasonably acceptable to the Administrative Agent (or, if the Administrative Agent deems sufficient in lieu thereof a questionnaire completed by a Responsible Officer of the Borrower) in a form and scope reasonably satisfactory to the Administrative Agent, that demonstrates, to the sole satisfaction of the Administrative Agent, the absence of any event or condition that could give rise to liability under Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2   Additional Conditions Precedent To Each Loan . The obligation of each Lender on the Closing Date to make any Loan is additionally subject to the satisfaction of all of the following conditions precedent:

(a)           Request For Borrowing. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing.

(b)           Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or issuance, both before and after giving effect thereto and, in the case of such Loan, to the application of the proceeds therefrom:

(i)            The representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date); and

(ii)           No Default or Event of Default shall have occurred and be continuing.

(c)           No Legal Impediments. The making of the Loans on such date does not violate any Requirements of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of Holdings and the Borrower hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that, on and as of the Closing Date, after giving effect to the Recapitalization and the making of the Loans and other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b) (i):

Section 4.1   Financial Condition. The audited balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2005, and the related audited statement of income for the Fiscal Year ended December 31, 2005, reported on by and accompanied by an unqualified report from BDO Seidman LLP, copies of which have been furnished to each Lender, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the results of its operations for the Fiscal Year then ended. The unaudited balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2006, and the related unaudited statement of income for the three-month period ended on such date, copies of which have been furnished to each Lender, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the results of its operations for the three-month period then ended (subject to normal year-end audit adjustments). All such Financial Statements delivered in accordance with this Section 4.1, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, none of Holdings, the Borrower or any of their respective Subsidiaries has any material Guaranty Obligations (other than guarantees by Holdings and the Subsidiary Guarantors under the First Lien Credit Agreement and the Senior Subordinated Notes Indenture), contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such March 31, 2006 financial statements. Except for any Disposition that has been disclosed to the Administrative Agent prior to the date hereof, during the period from December 31, 2005 to and including the date hereof there has been no Disposition by any of Holdings, the Borrower or any of their respective Subsidiaries of any material part of its business or property.

Section 4.2   No Change. Since December 31, 2005, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.3   Corporate Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (e) is in compliance with its Constituent Documents and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation, lease and conduct, except for Permits, filings or notices the failure to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4   Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform under the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (b) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5   No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents and the First Lien Loan Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect. No performance of a Contractual Obligation by the Borrower or any of its Subsidiaries, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 6.3) on the property or assets of any thereof.

Section 4.6   Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

Section 4.7   No Default. Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.8   Ownership of Property; Liens.

(a)           Each of Holdings, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all real property, and good title to, or a valid leasehold interest in, all other property, purported to be owned by it, including those reflected in the most recent Financial Statements delivered pursuant to Section 4.1 or Section 5.1 (except to the extent the Disposition thereof is otherwise permitted under this Agreement and the other Loan Documents), and none of such property is subject to any Lien except as permitted by Section 6.3.

(b)           All Permits required to have been issued or appropriate to enable all real property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.9   Intellectual Property. Holdings, the Borrower and each of its Subsidiaries owns, is licensed to use all Intellectual Property necessary for the conduct of its business as currently conducted. To the best knowledge of Holdings or the Borrower, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. To the best knowledge of Holdings or the Borrower, the use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

Section 4.10   Taxes. Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and other material tax returns, reports and statements (collectively, “Tax Returns”) that are required to be filed by the Borrower or any of its Tax Affiliates with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects; each of Holdings, the Borrower and each of its Subsidiaries has paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by or otherwise due and payable to any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed; and, to the best knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. To the best knowledge of Holdings and the Borrower, as of the Closing Date, except as set forth on Schedule 4.10, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable

Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 4.11   Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying”, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Federal Reserve Board. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U of the Federal Reserve Board.

Section 4.12   Labor Matters. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) there are (i) no strikes against Holdings, the Borrower or any of its Subsidiaries pending or, to the best knowledge of Holdings or the Borrower, threatened or (ii) no other labor disputes, to the best knowledge of Holdings or the Borrower, pending or threatened against Holdings, the Borrower or its Subsidiaries; (b) hours worked by and payment made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

Section 4.13   ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan and to the best knowledge of the Borrower, any Multiemployer Plan, and each Plan and to the best knowledge of the Borrower, any Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any ERISA Affiliate would become subject to any material liability under ERISA if the  Borrower or any such ERISA Affiliate were to withdraw completely from any or all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan is in Reorganization or Insolvent.

Section 4.14   Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirements of Law (other than Regulation X of the Federal Reserve Board), that limits its ability to incur Indebtedness.

Section 4.15   Ownership of Borrower; Subsidiaries.

(a)           Holdings has no direct Subsidiary other than the Borrower. The authorized capital stock of the Borrower consists of 100 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Holdings, free and clear of all Liens other than the Lien in favor of the Secured Parties (as defined in the First Lien Credit Agreement) created by the First Lien Security Agreement and in favor of the Secured Parties created by the Security Agreement. There are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Capital Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b)           Except as disclosed to the Administrative Agent and the Collateral Agent by the Borrower in writing from time to time after the Closing Date, (i) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower and, as to each such Subsidiary, the number of shares of each class of Capital Stock authorized (if applicable), the number outstanding and the number and percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary thereof and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of the Borrower, except as created by the Loan Documents and the First Lien Loan Documents. All of the outstanding Capital Stock of each Subsidiary of the Borrower has been validly issued, is fully paid and non-assessable and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties (as defined in the First Lien Credit Agreement) created pursuant to the First Lien Security Agreement and in favor of the Secured Parties created by the Security Agreement). Neither the Borrower nor any Subsidiary of the Borrower is a party to, or has knowledge of, any material agreement materially restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and the First Lien Loan Documents. Neither Holdings, the Borrower nor any of its Subsidiaries owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 6.8. Each Subsidiary of the Borrower is a Wholly Owned Subsidiary.

Section 4.16   Use of Proceeds. The proceeds of the Loans shall be used to (a) upon receipt, immediately prepay the remaining installments of the First Lien Term Loans pro rata in inverse order of maturity in an amount required pursuant to the terms of the First Lien Credit Agreement and thereafter voluntarily prepay First Lien Loans in an amount determined by the Borrower in accordance with the terms of the First Lien Credit Agreement, and (b) pay related transaction costs, fees and expenses.

Section 4.17   Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws;

(b)           neither Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any violation, notice of violation, alleged violation, non-compliance, demand, claim, pending investigation, allegation that may lead to a claim or demand, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Operating Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties or any other property in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Laws to which Holdings, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Operating Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to the Properties or the Operating Business;

(e)           there has been no Release or threat of Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Operating Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and to the best knowledge of Holdings and the Borrower in the last five years have been in compliance, with all applicable Environmental Laws;

(g)           neither Holdings, the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws;

(h)           neither Holdings, the Borrower, nor any of its Subsidiaries are currently obligated under any existing Environmental Laws to incur any material capital expenditure within the period of two years commencing on the Closing Date to maintain compliance with Environmental Laws with respect to current operations; and

(i)            Holdings, the Borrower, and any Subsidiaries, possess and are, and have always possessed and been, in material compliance with the terms and conditions of all Permits, licenses and like authorizations required by applicable Environmental Laws.

Section 4.18   Accuracy of Information, Etc.

(a)           No statement or information contained in:

(i)            this Agreement, any other Loan Document, the Confidential Information Memorandum, any material authorized by any Loan Party to be posted on Intralinks or SyndTrak Online or any other document, certificate or statement prepared or authorized to be furnished to the Lenders electing to receive such statement, information, document, material or certificate by any Loan Party and furnished by or on behalf of any Loan Party to the Lenders electing to receive such statement, information, document, material or certificate, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document, material or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date);

(ii)           any document, certificate or statement (as such document, certificate or statement may have been updated from time to time prior to the Closing Date) furnished on or prior to the Closing Date by or on behalf of any Loan Party to the Administrative Agent for use in connection with the transactions contemplated by this Agreement and the other Loan Documents, contained as of the date such document, certificate or statement was so furnished (or so updated, as applicable); or

(iii)          any document, certificate or statement furnished after the Closing Date by or on behalf of any Loan Party to the Administrative Agent for use in connection with the transactions contemplated by this Agreement and the other

Loan Documents, contained, as of the date such document, certificate or statement was so furnished;

in each case, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

(b)           The Company has made available to each Lender electing to receive such document, a copy of each Disclosure Document.

Section 4.19   Collateral Documents.

(a)           The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Second Priority security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Agreement, stock certificates representing such Pledged Stock having been delivered to the First Lien Agent as agent for the Collateral Agent, and in the case of the other Collateral described in the Security Agreement, financing statements and other filings specified on Schedule 4.19(a) in appropriate form having been filed in the offices specified on Schedule 4.19(a), the Security Agreement constitutes a fully perfected Second Priority Lien on, and Second Priority security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations.

(b)           The Original Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Second Priority Lien on the Mortgaged Property described therein and proceeds thereof, and when the Original Mortgage is filed in the office specified on Schedule 4.19(b), the Original Mortgage shall constitute a fully perfected Second Priority Lien on, and Second Priority security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations). The only real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Closing Date that, as of such date, has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000 is the real property subject to the Lien of the Original Mortgage.

(c)           Each Subsidiary of Holdings or the Borrower (other than any Excluded Foreign Subsidiary) is a Wholly Owned Subsidiary Guarantor and a party to each of the Security Agreement and the Guaranty.

Section 4.20   Solvency. Each of (a) Holdings, together with the Borrower and the Subsidiary Guarantors taken as a whole, and (b) the Borrower, together with the Subsidiary Guarantors taken as a whole, is, and after giving effect to the incurrence of all Indebtedness and obligations (including the Loans being incurred in connection herewith and the Recapitalization will be and will continue to be, Solvent.

Section 4.21   Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 4.22   Proprietary Rights. Either the Borrower or a Wholly Owned Subsidiary of the Borrower owns all proprietary rights to any products (including without limitation sweetener products) with respect to which the Borrower, Holdings, or any of their respective Subsidiaries has made or incurred any expenditures, direct or indirect, including without limitation overhead, or permitted their employees to devote any of their time to developing, marketing, manufacturing, or distributing.

Section 4.23   Insurance. All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.24   Senior Subordinated Debt Documents.

(a)           None of the Senior Subordinated Debt Documents or Senior Subordinated Discount Debt Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 6.15.

(b)           All of the Obligations of the Borrower do and at all times will constitute “Senior Indebtedness” of the Borrower, and all of the obligations of any Guarantor under the Guaranty and the other Loan Documents to which such Guarantor is a party do and at all times will constitute “Senior Indebtedness” of such Guarantor, in each case, as applicable, under and as defined in each of the Senior Subordinated Notes Indenture and the Senior Subordinated Discount Notes Indenture.

(c)           The Secured Obligations constitute the “Bank Indebtedness” and the “Designated Senior Indebtedness” with respect to each Loan Party under and as defined in each of the Senior Subordinated Notes Indenture and the Senior Subordinated Discount Notes Indenture.

ARTICLE V

AFFIRMATIVE COVENANTS

As long as any of the Obligations (other than indemnity or reimbursement obligations not then payable) or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, each of the Borrower and Holdings agrees with the Lenders and the Administrative Agent that:

Section 5.1   Financial Statements. Each of the Borrower and Holdings will, and will cause its Subsidiaries to, furnish to the Administrative Agent, the Collateral Agent and each Lender:

(a)           as soon as available, but in any event within 90 days (or, upon the Borrower becoming (or being required under the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture to file as if) an SEC-reporting company under applicable securities laws, such other applicable period as may be required for filing an Annual Report on Form 10-K (or successor form)) after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman LLP or other independent certified public accountants of nationally recognized standing;

(b)           as soon as available, but in any event not later than 45 days (or, upon the Borrower becoming (or being required under the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture to file as if) an SEC-reporting company under applicable securities laws, such other applicable period as may be required for filing a Quarterly Report on Form 10-Q (or successor form)) after the end of each of the first three Fiscal Quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments); and

(c)           as soon as available, but in any event not later than 45 days after the end of each month occurring during each Fiscal Year of the Borrower (other than the third,

sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such Financial Statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 5.2   Certificates; Other Information. Each of the Borrower and Holdings will, and will cause its Subsidiaries to, furnish to the Administrative Agent, the Collateral Agent and each Lender:

(a)           Auditor Certificate. Concurrently with the delivery of the Financial Statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such Financial Statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           Responsible Officer Certificate; Compliance Certificate; Collateral Listing. Concurrently with the delivery of any Financial Statements pursuant to Section 5.1:

(i)            a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; or

(ii)           in the case of Financial Statements delivered pursuant to Section 5.1(a) or (b), a Compliance Certificate (x) containing the statements specified in clause (i) above; (y) containing (and certifying as to) (A) all information and calculations necessary for determining compliance by the Borrower with each of the financial covenants contained in Section 6.1 as of the last day of the Fiscal Quarter or Fiscal Year of the Borrower and Section 6.7 for the Fiscal Year (or portion thereof) ending on such last day; and (B) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment having a Fair Market Value of more than $5,000,000 and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

and (z) certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (z)) is true, correct and complete as of such last day.

(c)           Projections. As soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)           Financial Condition Analysis. Within 45 days after the end of each Fiscal Quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)           Reports. Within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders or beneficial owners of the Senior Subordinated Notes, Senior Subordinated Discount Notes or any other class of its debt securities or public equity Securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f)            Management Letters. Within five Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants;

(g)           Asset Sales. Prior to any Asset Sale anticipated to generate in excess of $500,000 (or its Dollar Equivalent) in Net Cash Proceeds, a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries;

(h)           Labor Relations. Promptly after becoming aware of the same, written notice of (i) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any of such Person that would reasonably be expected to have a Material Adverse Effect;

(i)            Tax Returns. Upon the written request of the Administrative Agent, copies of all Tax Returns filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes);

(j)            Insurance. As soon as is practicable following the written request of the Administrative Agent and in any event within 90 days after the end of each Fiscal Year, (i) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Collateral Agent has been named as loss payee or additional insured, as applicable;

(k)           Environmental Matters. Promptly and in any event within 10 days of the Borrower or any Subsidiary learning of any of the following, written notice of Environmental Liabilities and Cost, or that there exists a condition which could reasonably be expected to result in Environmental Liabilities and Cost, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(l)            Permitted Indebtedness. Prior to the issuance thereof, copies of all material documents pursuant to which any Permitted Additional Secured Indebtedness or Permitted PIK Notes are to be issued (other than such documents that customarily would be, and are, subject to applicable confidentiality restrictions); and

(m)          Additional Information. Promptly, such additional financial and other information as the Administrative Agent, the Collateral Agent or any Lender may from time to time reasonably request.

Section 5.3   Payment of Obligations And Taxes. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP and except to the extent the failure to do so would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 5.4   Maintenance of Existence; Compliance. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to:

(a)           (i) preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(b)           comply with all Contractual Obligations, Requirements of Law and Permits except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5   Maintenance of Property; Insurance. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, (a) (i) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain and preserve all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where the failure to so maintain and preserve would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and (ii) cause all such insurance to name the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material diminution in amount of coverage or other material change in coverage shall be effective until after 30 days’ written notice thereof to the Collateral Agent.

Section 5.6   Inspection of Property; Books And Records; Discussions. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, at their own expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants.

Section 5.7   Notices. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, promptly give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding to which Holdings, the Borrower or any of its Subsidiaries is a party (i) in which the claim against such Person or Persons is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against such Person or Persons or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan, a failure to make any required contribution to a Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or Multiemployer Plan or any withdrawal therefrom, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e)           any development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(f)            the occurrence or existence of any “Default” or “Event of Default” under the Senior Subordinated Debt Indenture or the Senior Subordinated Discount Notes Indenture; and

(g)           the audit or examination of any Tax Return by any Governmental Authority, the receipt by any Loan Party of notice of any such audit or examination or the assertion of any claim for taxes against any Loan Party by any Governmental Authority.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

Section 5.8   Environmental Laws. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to:

(a)           comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or Permits required by applicable Environmental Laws.

(b)           conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.9   Additional Collateral and Guaranties; Further Assurances. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to:

(a)           with respect to any property acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 6.3(f) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a Second Priority security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected Second Priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Collateral Agent;

(b)           with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than (y) any such real property subject to a Lien expressly permitted by Section 6.3(f) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a Second Priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Collateral Agent or the Requisite Lenders, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent or the Requisite Lenders, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent;

(c)           with respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected Second Priority security interest in the Capital Stock and any Indebtedness of such new Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries, including, without limitation, a joinder agreement substantially in the form of Annex 4 of the Security Agreement, (ii) deliver to the First Lien Agent as bailee for the Collateral Agent, or to the Collateral Agent, the certificates representing such Capital Stock and any Indebtedness, together with undated stock or board powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, as Pledged Stock or Pledged Notes, as applicable, under the First Lien Security Agreement, or the Security Agreement, as applicable, (iii) cause such new Subsidiary (A) to become a party to the Security Agreement and the Guaranty, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected Second Priority security interest in the Collateral described in the Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent;

(d)           with respect to any new First-Tier Excluded Foreign Subsidiary created or acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (d), shall include any existing Subsidiary that becomes a First-Tier Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected Second Priority security interest in the Capital Stock and any Indebtedness of such First-Tier Excluded Foreign Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new First-Tier Excluded Foreign Subsidiary be required to be so pledged unless tax laws change to permit an increased percentage without adverse tax consequences to the Borrower), (ii) deliver to the First Lien Agent as bailee for the Collateral Agent, or to the Collateral Agent, the certificates representing such Capital Stock and Indebtedness, together with undated stock or board powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such First-Tier Excluded Foreign Subsidiary, as the case may be, as Pledged Stock or Pledged Notes, as applicable, under the First Lien Security Agreement or the Security Agreement, as applicable, (iii) take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s Second Priority security interest therein, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent;

(e)           promptly upon request by the Administrative Agent or the Collateral Agent, as the case may be, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, and re-file, any and all such further acts, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, grant, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so; and

(f)            without limiting the foregoing, to the extent Holdings, the Borrower or any of its Subsidiaries provide any additional guarantees of, or security (or additional agreements relating to security) for the benefit of, the First Lien Lenders pursuant to any First  Lien Credit Agreement (or related First Lien Loan Documents), the Borrower shall promptly notify the Collateral Agent thereof and shall take such actions (reasonably concurrently, with the actions being taken with respect to the First Lien Loan Documents) to provide substantially the same guarantees, security and/or agreements (on a Second Priority Lien basis) for the benefit of the Lenders (all of which shall be subject to terms of the Intercreditor Agreement).

Section 5.10   Liens Securing Excluded Foreign Subsidiary Indebtedness. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, within 60 days after the date any Indebtedness of an Excluded Foreign Subsidiary is incurred pursuant to Section 6.2(b)(iii), cause such Excluded Foreign Subsidiary to create a Lien on substantially all of its assets to secure such Indebtedness except to the extent that the Borrower, in consultation with the Administrative Agent, determines that the creation of such Lien would (a) result in adverse tax consequences to the Borrower or such Excluded Foreign Subsidiary, (b) be prohibited by or impracticable under the laws of the relevant jurisdiction or (c) result in costs and expenses to the Borrower and/or such Excluded Foreign Subsidiary that are excessive in relation to the value of the collateral security that would be created thereby.

Section 5.11   Application of Proceeds. Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, use the entire amount of the proceeds of the Loans as provided in Section 4.16.

Section 5.12   Corporate Restructuring. The Borrower shall use diligent efforts to undertake such corporate actions, including, without limitation, the consolidation or dissolution of intermediary Foreign Subsidiaries as may be necessary and prudent to result in all of the Capital Stock of Swissco 2 being owned directly by a Loan Party. To the extent that, and only for so long as, Swissco 2’s payment of dividends to the Borrower would be (a) adverse to the Borrower’s business, property, operations or condition (financial or otherwise), (b) not permitted by applicable law or (c) subject to any necessary corporate or governmental approvals that have not been received and remain in effect, Swissco 2 may make loans to the Borrower pursuant to the Swissco 2 Revolving Note in lieu of paying dividends.

ARTICLE VI

NEGATIVE COVENANTS

As long as any of the Obligations (other than indemnity or reimbursement obligations not then payable) or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, each of the Borrower and Holdings agrees with the Lenders and the Administrative Agent that:

Section 6.1   Financial Condition Covenants.

(a)           Consolidated First Lien Leverage Ratio. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated First Lien Leverage Ratio for any four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter.

Quarter-End Date	Consolidated First Lien Leverage Ratio
June 30, 2006	3.60x
September 30, 2006	3.60x
December 31, 2006	3.40x
March 31, 2007	3.40x
June 30, 2007	2.90x
September 30, 2007	2.90x
December 31, 2007	2.90x
March 31, 2008	2.90x
June 30, 2008	2.90x
September 30, 2008	2.90x
December 31, 2008	2.90x
March 31, 2009 and thereafter	2.65x

(b)           Consolidated Senior Leverage Ratio. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated Senior Leverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated Senior Leverage Ratio
June 30, 2006	6.25x
September 30, 2006	6.25x
December 31, 2006	5.50x
March 31, 2007	5.25x
June 30, 2007	5.25x
September 30, 2007	5.25x
December 31, 2007	5.25x
March 31, 2008	5.25x
June 30, 2008	5.00x
September 30, 2008	5.00x
December 31, 2008	5.00x
March 31, 2009 and thereafter	4.75x

(c)           Consolidated Leverage Ratio. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated Leverage Ratio
June 30, 2006	10.00x
September 30, 2006	10.00x
December 31, 2006	10.00x
March 31, 2007	8.25x
June 30, 2007	8.25x
September 30, 2007	8.00x
December 31, 2007	8.00x
March 31, 2008	8.00x
June 30, 2008	7.75x
September 30, 2008	7.75x
December 31, 2008	7.50x
March 31, 2009 and thereafter	7.50x

(d)           Consolidated Interest Coverage Ratio. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated Interest Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated Interest Coverage Ratio
June 30, 2006	0.90x
September 30, 2006	0.90x
December 31, 2006	0.90x
March 31, 2007	1.05x
June 30, 2007	1.05x

Quarter-End Date	Consolidated Interest Coverage Ratio
September 30, 2007	1.15x
December 31, 2007	1.15x
March 31, 2008	1.15x
June 30, 2008	1.15x
September 30, 2008	1.20x
December 31, 2008	1.20x
March 31, 2009 and thereafter	1.25x

(e)           Consolidated Fixed Charge Coverage Ratio. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated Fixed Charge Coverage Ratio
June 30, 2006	0.55x
September 30, 2006	0.55x
December 31, 2006	0.55x
March 31, 2007	0.70x
June 30, 2007	0.70x
September 30, 2007	0.75x
December 31, 2007	0.75x
March 31, 2008	0.75x
June 30, 2008	0.75x
September 30, 2008	0.75x
December 31, 2008	0.75x
March 31, 2009 and thereafter	0.75x

Section 6.2   Indebtedness. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness (i) of the Borrower to Swissco 2 from time to time in an aggregate principal amount not to exceed $200,000,000, plus accrued interest thereon, pursuant to the Swissco 2 Revolving Note, (ii) of Holdings to Borrower permitted under Section 6.6(iii), (iii) of the Borrower to any Wholly Owned Subsidiary Guarantor or of any Wholly Owned Subsidiary Guarantor to the Borrower or any Wholly Owned Subsidiary Guarantor, (iv) of any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiary or (v) of any Excluded Foreign Subsidiary to the Borrower or any Subsidiary Guarantor provided, however, that the Investment in the intercompany loan to such Excluded Foreign Subsidiary pursuant to this subclause (b)(v) is permitted under Section 6.8(f)(iii) or Section 6.8(j);

(c)           Guaranty Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary; provided that the amount of any such obligation guaranteed by the Borrower or any of its Subsidiaries shall not exceed $2,000,000 in the aggregate for the Borrower and all of its Subsidiaries;

(d)           Indebtedness (other than the First Lien Loan Documents, Hedging Contracts, the Senior Subordinated Notes or the Senior Subordinated Discount Notes) outstanding on the Closing Date and listed on Schedule 6.2;

(e)           Indebtedness (other than Indebtedness of (x) any Subsidiary of Holdings that directly owns Capital Stock  in an Excluded Foreign Subsidiary, and (y) Merisant Spain) (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(f) in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding;

(f)            Indebtedness pursuant to the First Lien Loan Documents, in an aggregate amount outstanding not to exceed the Maximum First Lien Principal Amount (as defined in the Intercreditor Agreement);

(g)           Interest Rate Contracts in respect of Indebtedness that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes and are either (i) with a Lender as counterparty, (ii) a First Lien Lender Counterparty or (iii) are unsecured;

(h)           Foreign Overdraft Guarantees in an aggregate amount not to exceed $6,000,000 at any time outstanding, provided that no such Guaranty Obligation shall be outstanding for more than two Business Days after the date of incurrence thereof;

(i)            in addition to Indebtedness otherwise expressly permitted by this Section 6.2, Indebtedness incurred by the Borrower or any of its Subsidiaries (other than (x) any Subsidiary that directly owns Capital Stock  in an Excluded Foreign Subsidiary, and (y) Merisant Spain) in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(j)            Indebtedness of the Borrower and the Subsidiary Guarantors consisting of the Senior Subordinated Notes issued by the Borrower (and guaranteed by the Subsidiary Guarantors) under the Senior Subordinated Notes Indenture;

(k)           Indebtedness of Holdings consisting of the Senior Subordinated Discount Notes issued by Holdings to the Senior Subordinated Discount Notes Indenture;

(l)            Indebtedness (other than Indebtedness of (x) any Subsidiary of Holdings that directly owns Capital Stock  in an Excluded Foreign Subsidiary, and (y) Merisant Spain) of (i) the Borrower or any Subsidiary of the Borrower assumed in connection with any acquisition of the assets of any Person pursuant to an Investment permitted under Section 6.8(h) or (ii) a Person that becomes a direct or indirect Wholly Owned Subsidiary as a result of any acquisition pursuant to an Investment permitted under Section 6.8(h), so long as, in the case of clause (i) or (ii), such Indebtedness existed immediately prior to such acquisition and was not created in anticipation of such acquisition; provided, however, that the aggregate amount of all such Indebtedness of the Borrower and its Subsidiaries pursuant to this clause (l) does not exceed $40,000,000 outstanding at any time; provided, further, that, in no event shall the aggregate amount of all such Indebtedness of Merisant Netherlands pursuant to this clause (l) exceed $2,000,000 outstanding at any time;

(m)          Guaranty Obligations (i) by any Loan Party (other than any Subsidiary that directly owns Capital Stock  in an Excluded Foreign Subsidiary) of any Indebtedness of any Loan Party incurred pursuant to Section 6.2(i) and (o) or (ii) by any Excluded Foreign Subsidiary of any Indebtedness of any Excluded Foreign Subsidiary incurred pursuant to Section 6.2(f);

(n)           Permitted PIK Notes;

(o)           Permitted Additional Secured Indebtedness; and

(p)           any refinancings, refundings, renewals or extensions of Indebtedness incurred pursuant to Section 6.2 (d), (j), (k) and (l) (that does not shorten the maturity of, or increase the principal amount of (other than to include any accrued interest, premium or fee payable in connection with such refinancing, refunding, renewal or extension), and that otherwise is on terms no less favorable to the Borrower or such Subsidiary (taken as a whole) than, the Indebtedness being refinanced, refunded, renewed or extended.

Section 6.3   Liens. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, or assign any right to receive income, except for:

(a)           Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)            Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured thereby is not increased after its initial occurrence;

(g)           Liens created pursuant to the Collateral Documents;

(h)           any interest or title of a lessor under any operating lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i)            Liens created pursuant to the First Lien Loan Documents;

(j)            Liens that secure Indebtedness permitted under Section 6.2(l) in connection with an acquisition pursuant to an Investment permitted under Section 6.8(h) so long as such Liens (i) existed prior to such acquisition, (ii) encumber specific fixed assets acquired by the Borrower or any Subsidiary of the Borrower, or owned by a Person that becomes a Wholly Owned Subsidiary, pursuant to such acquisition, (iii) were not created in contemplation of such acquisition and (iv) do not encumber any property or assets other than such specific fixed assets and improvements on or proceeds of such specific fixed assets;

(k)           Liens in favor of depository and collection banks and other regulated financial institutions consisting of statutory or contractual setoff rights with respect to deposit accounts or securities accounts of the Borrower or any Subsidiary thereof maintained with such bank or financial institution to secure payment of customary maintenance fees or other administrative charges associated with such accounts so long as such Liens do not secure Indebtedness and are incurred in the ordinary course of business for amounts that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(l)            an escrow account with a nationally recognized financial institution designated by the Borrower into which the Borrower or a Subsidiary of the Borrower may deposit an amount up to $3,000,000 in connection with a termination agreement entered into with H.J. Heinz Company for the purpose of reimbursing H.J. Heinz Company for promotional allowances incurred in accordance with the distribution agreements by and between Merisant US, Inc. and Heinz U.S.A., a division of H.J. Heinz Company, for a period of time after the termination of such distribution agreements not to exceed ninety (90) days, except that up to $500,000 may be retained in such escrow account for up to an additional forty-five (45) days; and

(m)          Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(i) (in an aggregate amount not to exceed $5,000,000 at any one time outstanding and which Liens shall rank junior in priority to the Liens on the Collateral created under the Collateral Documents) and Section 6.2(o).

Section 6.4   Fundamental Changes. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, (b) acquire or create any Subsidiary unless, after giving effect thereto, the Borrower and Holdings are in compliance with Section 5.9 and the Investment in such Subsidiary is permitted under Section 6.8, or (c) change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments (i) to authorize issuance of Holdings Permitted Preferred Stock or (ii) which do not materially affect the rights and privileges of the Borrower or any of its Subsidiaries, or the interests of the Administrative Agent and the Lenders under the Loan Documents or in the Collateral, except that:

(i)            any Subsidiary of the Borrower may be merged or consolidated with or into (x) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (y) any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(ii)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor;

(iii)          Capital Stock of any Excluded Foreign Subsidiary (other than a First-Tier Excluded Subsidiary) may be transferred to the Borrower or any Wholly Owned Subsidiary; and the Capital Stock of any Subsidiary of the Borrower may be transferred to the Borrower or any Wholly Owned Subsidiary Guarantor;

(iv)          any Excluded Foreign Subsidiary may be merged or consolidated with any other Wholly Owned Excluded Foreign Subsidiary or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Wholly Owned Excluded Foreign Subsidiary; and

(v)           any Excluded Foreign Subsidiary may be merged or consolidated with a third party in a Disposition permitted by Section 6.5(e).

Section 6.5   Disposition of Property. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, Dispose of any of its property (including any Capital Stock of the Borrower or any of its Subsidiaries), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings or the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock (including pursuant to any merger, consolidation, recapitalization or other transaction) to any Person, except:

(a)           the Disposition of obsolete or worn out property in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business, including, without limitation, sales to Subsidiaries;

(c)           Dispositions permitted by Section 6.4(ii), (iii), or (iv);

(d)           the sale, transfer or issuance of any Capital Stock of any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary Guarantor as permitted by Section 6.4(i), (ii) or (iii);

(e)           the Disposition of other property (other than Capital Stock of the Borrower or any Included Subsidiary) having a Fair Market Value not to exceed $20,000,000 in the aggregate for all such Dispositions in any Fiscal Year; provided further that, Dispositions related to the Borrower’s plan known as “Project Arrow” and related restructuring, shall be permitted notwithstanding the foregoing provisions of this clause (e); and

(f)            the issue or sale by the Borrower of its Capital Stock (or capital contribution with respect thereof) to Holdings.

Section 6.6   Restricted Payments. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in capital stock of the Person making such dividend) on, make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary, or (b) make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of Holdings, the Borrower or any of its Subsidiaries other than (v) payments on account of the Obligations (as defined in the First Lien Credit Agreement), (w) payments on account of the Obligations, (x) any required payment, prepayment, redemption, retirement, purchase or other payment, in each case to the extent required to be made by the terms of such Indebtedness and permitted by such terms after giving effect to any applicable subordination provisions, (y) any repayment of Indebtedness, including any premium or fee payable as a result of such repayment, so long as such repayment is effected solely with the proceeds of Indebtedness incurred pursuant to Sections 6.2(n),(o) or (p) to refinance such repaid Indebtedness or an exchange of such

Indebtedness with Indebtedness incurred pursuant to Sections 6.2(n),(o) or (p)  and (z) any repayment of Indebtedness secured by a Lien expressly permitted pursuant to Section 6.3(f) or (j) or on any property Disposed of pursuant to Section 6.5(e) that is effected with the proceeds of such Disposition (collectively, “Restricted Payments”), except that:

(i)            any Subsidiary of the Borrower may make Restricted Payments directly or indirectly to the Borrower or any Wholly Owned Subsidiary Guarantor and any Subsidiary of the Borrower which is not a Wholly Owned Subsidiary may pay dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest or interests in such Subsidiary paying such dividends receives at least its proportionate share thereof;

(ii)           the Borrower and Holdings may accrue management fees expressly permitted by the last sentence of Section 6.9; provided, that such accrued management fees shall not be payable or paid until after the Loan Maturity Date;

(iii)          the Borrower may pay dividends, or make Loans, to Holdings to permit Holdings to pay:  (A) corporate overhead expenses incurred in the ordinary course of business not to exceed $1,000,000 in any Fiscal Year; and (B) any taxes that are due and payable by Holdings and the Borrower as part of a consolidated, combined or unitary group, provided that such taxes are a direct result of Holdings’ ownership of the Borrower; and provided further that, notwithstanding anything to the contrary in this Section 6.6(iii) transfers during Fiscal Year 2006 for the purposes set forth in clause (A) above may be used (1) to pay corporate overhead expenses incurred and accrued during Fiscal Year 2005 for printing fees for registration of the exchange offer for Holdings’ Senior Subordinated Discount Notes, legal fees, audit fees, tax advice, and printing fees, accounting fees and filing fees in connection with 10-Q and 8-K filings, and (2) to pay corporate overhead expenses incurred in the ordinary course of business in Fiscal Year 2006;

(iv)          any Excluded Foreign Subsidiary may make Restricted Payments directly or indirectly to any other Excluded Foreign Subsidiary;

(v)           Holdings, the Borrower or any Subsidiary thereof may make Restricted Payments of Indebtedness in any Fiscal Year in an aggregate amount not to exceed $10,000,000;

(vi)          the Borrower may repay up to an aggregate of $3,000,000 per year of the Indebtedness under the Swissco 2 Revolving Note;

(vii)         Holdings or the Borrower may, and make such Restricted Payments necessary to, (A) exchange for or (B) refinance, refund, repay, satisfy or defease with the Net Cash Proceeds of, an Equity Issuance of its Capital Stock (other than Disqualified Capital Stock), the Senior Subordinated Notes or Senior Subordinated Discount Notes in an amount not to exceed the amount of Net Cash Proceeds of such Equity Issuance offered to (and declined by) the Lenders  and the Lenders (as defined in the First Lien Credit Agreement) for the repayment of Indebtedness outstanding under the Loan Documents and the First Lien Loan Documents, respectively, provided that any such Capital Stock not consisting of common stock shall be Holdings Permitted Preferred Stock;

(viii)        Holdings or the Borrower may, and make such Restricted Payments necessary to, (A) exchange Permitted PIK Notes for Senior Subordinated Notes or Senior Subordinated Discount Notes or (B) refinance, refund, repay, satisfy or defease Senior Subordinated Notes or Senior Subordinated Discount Notes with the Net Cash Proceeds from the incurrence of Permitted PIK Notes; and

(ix)           the Borrower may, and make such Restricted Payments necessary to, (A) exchange Permitted Additional Secured Indebtedness for Senior Subordinated Notes or Senior Subordinated Discount Notes or (B) refinance, refund, repay, satisfy or defease Senior Subordinated Notes or Senior Subordinated Discount Notes with the Net Cash Proceeds from the incurrence of Permitted Additional Secured Indebtedness.

provided, however, that the Restricted Payments described in clause (ii) (v),  (vi), (vii), (viii) or (ix) above shall not be permitted if a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

Section 6.7   Capital Expenditures. (a) Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $15,000,000 (or if the Consolidated Senior Leverage Ratio, as reported by the Borrower for the most recent Fiscal Quarter or Fiscal Year, as applicable, pursuant to Section 5.2(b) (ii), is greater than 3.50x (the “Threshold Leverage Range”), $12,000,000) in any Fiscal Year of the Borrower; provided, that (i) up to $3,000,000 (or if the Consolidated Senior Leverage Ratio of the Borrower is within the Threshold Leverage Range, $2,500,000) of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (ii) Capital Expenditures made pursuant to this Section 6.7 during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to subclause (i) above; and (b) additional Capital Expenditures not otherwise permitted under this Section 6.7 not to exceed $10,000,000 (or if the Consolidated Senior Leverage Ratio of the Borrower is within the Threshold Leverage Range, $8,000,000) in the aggregate.

Section 6.8   Investments. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, or exchange assets for, or otherwise acquire any Capital Stock, bonds, notes, debentures or other Securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”) except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           investments in Cash Equivalents;

(c)           Guaranty Obligations permitted by Section 6.2(c) and (h);

(d)           loans and advances to employees of Holdings, the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) that are not in violation of the Sarbanes-Oxley Act in an aggregate amount for Holdings, the Borrower or any Subsidiary of the Borrower not to exceed $1,500,000 at any one time outstanding;

(e)           investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)            intercompany Investments by (i) Holdings, the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to and immediately after such Investment, is a Wholly Owned Subsidiary Guarantor; (ii) any Excluded Foreign Subsidiary in any other Excluded Foreign Subsidiary; and (iii) the Borrower or any Subsidiary Guarantor in any Excluded Foreign Subsidiary, provided, however, that the aggregate outstanding amount of any Investments pursuant to this subclause (f)(iii) shall not exceed $20,000,000 at any one time outstanding;

(g)           any Indebtedness permitted by Section 6.2(b);

(h)           in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost for any cash amount and the fair-market value of any asset exchanged) not to exceed $12,500,000 per Fiscal Year and $37,500,000 in the aggregate during the period beginning on the Closing Date and ending on the Loan Maturity Date; provided, however, that in the case of any acquisition pursuant to an Investment permitted under this Section 6.8(h), the cost of such Investment shall include the amount of any Indebtedness permitted under Section 6.2(l) that is assumed by the Borrower or any of its Subsidiaries in connection with, or of any Person that becomes a Wholly Owned Subsidiary as a result of, such acquisition;

(i)            loans made by the Borrower to members of its senior management and evidenced by promissory notes in an aggregate amount not exceeding the amount shown on Schedule 6.8 which is currently outstanding as of the Closing Date to the extent such loans are not in violation of the Sarbanes-Oxley Act, provided that such promissory notes shall have been and shall be delivered to the First Lien Agent (as bailee for the Collateral Agent, or if the Obligations (as defined in the First Lien Credit Agreement) have been terminated, to the Collateral Agent) to be held in pledge for the benefit of the Secured Parties as Collateral under the Security Agreement;

(j)            Investments existing on the Closing Date and disclosed on Schedule 6.8 by the Borrower or any Subsidiary Guarantor in any Excluded Foreign Subsidiary;

(k)           Investments by the Borrower or any Subsidiary thereof in the Stock of any Person that has no equity owners immediately prior to such Investment and is a Wholly Owned Subsidiary immediately after such Investment in an aggregate amount to exceed $10,000 in the aggregate at any one time outstanding for all such Investments; and

(l)            Investments to the extent permitted by Section 6.6 (vii), (viii) and (ix) by Holdings or the Borrower in the Senior Subordinated Notes or Senior Subordinated Discount Notes in which such Senior Subordinated Notes or Senior Subordinated Discount Notes, respectively, are simultaneously cancelled with, and in the amount of, such Investment.

Section 6.9 Transactions with Affiliates. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including any purchase, sale, lease, transfer, assignment, exchange or other disposition or acquisition of property, any rendering of any service, any payment of any management, advisory or similar fees, any merger or consolidation, any making of an Investment or any repayment of any Indebtedness) with, or for the benefit of, any Affiliate of the Borrower (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may accrue fees and expenses owed to the Sponsor and its Control Investment Affiliates and approved by the board of directors of the Borrower in an aggregate amount not to exceed $1,500,000 in any Fiscal Year of the Borrower.

Section 6.10 Sales And Leasebacks. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary unless (a) the sale or transfer is otherwise permitted under Section 6.5, (b) the lease involved is permitted under Section 6.2, (c) any related Lien is permitted under Section 6.3, and (d) any Investment related thereto is permitted under Section 6.8.

Section 6.11 Changes In Fiscal Periods. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) permit the Fiscal Year of the Borrower to end on a day other than December 31 or (b) change in any material respect its accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP or any Requirement of Law and disclosed to the Administrative Agent.

Section 6.12 Negative Pledge Clauses. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries or Joint Ventures to, directly or indirectly, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower, Holdings or any of its Subsidiaries or Joint Ventures to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, including any agreement which requires other Indebtedness or Contractual Obligation to be equally and ratably secured with any Lien securing the Obligations, other than (a) the Loan Documents, the First Lien Loan Documents and the documents of the Permitted Additional Secured Indebtedness and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

Section 6.13 Clauses Restricting Subsidiary or Joint Venture Distributions. Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries or Joint Ventures to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary or Joint Venture of the Borrower to (a) make Restricted Payments in respect of any Stock of such Subsidiary or Joint Venture held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary or Joint Venture of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary or Joint Venture of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary or Joint Venture of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the First Lien Loan Documents and the documents of the Permitted Additional Secured Indebtedness and (ii) any customary restrictions with respect to a Subsidiary or Joint Venture imposed pursuant to an agreement that has been entered into in connection with a Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or Joint Venture pending the closing of such Disposition, so long as such restrictions apply only to the Subsidiary or Joint Venture that is to be sold (or whose assets are to be sold) and such Disposition is otherwise permitted hereunder.

Section 6.14 Lines of Business; Activities of Subsidiaries Owning Capital Stock of Excluded Foreign Subsidiaries and Activities of Merisant Spain and Merisant Netherlands.

(a)           Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto, including licensing of intellectual property.

(b)           Neither MFH. (nor any other Subsidiary of Holdings that directly owns Stock of an Excluded Foreign Subsidiary), shall, and Holdings and Borrower will not permit any such Subsidiary to, (i) engage in any business or operations, other than the ownership of shares of Capital Stock of Merisant Spain, Merisant Netherlands, SwissCo 2, and Merisant Puerto Rico, Inc. and qualifying shares of any other Excluded Foreign Subsidiaries, (ii) own, lease, manage or otherwise operate any properties or assets other than incidental to such ownership, or (iii) incur, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z)  other Indebtedness permitted to be incurred by it under Section 6.2.

(c)           Merisant Spain will not, and Holdings and Borrower will not permit Merisant Spain to, (i) engage in any business or operations other than those incidental to its ownership of the Capital Stock of the Merisant Netherlands, (ii) own, lease, manage or otherwise operate any properties or assets other than incidental to such ownership, or (iii) incur, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, and (y)  other Indebtedness permitted to be incurred by it under Section 6.2.

Section 6.15 Modification of Subordinated Agreements.

(a)           Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, change or amend the terms of the Senior Subordinated Notes (or the Senior Subordinated Notes Indenture or any other agreement in connection therewith) or the Senior Subordinated Discount Notes (or the Senior Subordinated Discount Notes Indenture or any other agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such debt (other than to provide for the payment in kind in lieu of cash of any portion of the interest or fees of such Indebtedness); (b) change the dates upon which payments of principal or interest are due on such debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein or extend the grace period related thereto; (d) change the redemption or prepayment provisions of such debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment, together with all other changes and amendments made, would materially increase the obligations of the obligor or confer additional material rights to the holder of such debt which would be adverse to Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender.

(b)           The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under the First Lien Loan Documents, the Loan Documents or the Permitted Additional Secured Indebtedness or any refinancing, refunding, renewal, or extension thereof pursuant to Section 6.2(p)) as “Designated Senior Indebtedness” for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture, the Senior Subordinated Discount Note Indenture or any refinancing or successive refinancing of either without the consent of the Administrative Agent.

Section 6.16 Post-Closing Deliveries.

(a)           Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, fail to (a) deliver to the Administrative Agent or the Collateral Agent, as applicable each item set forth in Schedule 6.16, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with each certificate or other document ancillary thereto and reasonably requested by the Administrative Agent or the Collateral Agent, as applicable) and (b) perform each action set forth in Schedule 6.16 in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with each ancillary action reasonably requested by the Administrative Agent or the Collateral Agent, as applicable to be performed by any Loan Party in connection therewith), in each case within the periods set forth opposite each such item or action on such Schedule (or such other reasonable period agreed by the Administrative Agent or Collateral Agent, as applicable, in respect of any such item or action).

(b)           During the period commencing on July 31, 2006 and thereafter, so long as the actions required pursuant to Section 3.1(a)(iii)(F) and Section 3.1(a)(v)(B) are not completed, the Borrower shall not fail to pay, or cause to be paid, to each Lender an amount equal to 0.50% of the outstanding amount of such Lender’s Loans on July 31, 2006 and on each date occurring at three-month intervals after July 31, 2006.

Section 6.17 Restriction Regarding New Ventures. Each of Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make or incur any expenditures (including, without limitation, overhead), in connection with, or permit any of their employees or management to devote any of their time to, the development, marketing, manufacturing, or distribution of any products (including, without limitation, sweetener products), or any other related or similar function, unless all proprietary rights to such products are wholly owned by the Borrower or a Wholly Owned Subsidiary of Borrower; provided, that this Section 6.17 shall not apply to (a) transactions with entities that are not Affiliates of the Borrower and that are consistent with practices in the ordinary course of the Borrower’s business or otherwise consistent with the Borrower’s existing manufacturing, production methods, lines of business, and products or (b) Investments in Joint Ventures to the extent permitted pursuant to Section 6.8(h). Notwithstanding the foregoing, this Section shall not be deemed to limit ownership of proprietary rights by Merisant Sweetener (Philippines), Inc. (“Merisant Philippines”) and wholly owned Subsidiaries of Merisant Philippines pertaining to conduct of business in the Philippines.

Section 6.18 Limitation on Layering; Etc.

Each of Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, incur or permit any Subsidiary to:

(a)           incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness of the Borrower or any Guarantor unless such Indebtedness is contractually subordinated and/or junior in right of payment to the

Loans and the other obligations under the Loan Documents, or such Guarantor’s Guaranty (as applicable) thereof, at least to the same extent as contractually subordinated or junior in right of payment to such other Indebtedness; and

(b)           directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Liens pursuant to the First Lien Loan Documents) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Subsidiary that is a Guarantor on a basis that is senior to the Liens securing the Obligations under this Agreement, unless such Liens are permitted under Section 6.3 and are also senior to the Liens securing the obligations under the First Lien Credit Agreement.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default. Each of the following events shall be an Event of Default:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof (after giving effect to any grace period specified herein or therein with respect thereto); or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to Holdings or the Borrower only), Section 5.7(a) or Article VI of this Agreement (other than Sections 6.12 and 6.13 to the extent such default is a result of the activities of such Loan Party’s Joint Venture) or Section 4.3 or Section 4.4(c) of the Security Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or any Lender; or

(e)           Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guaranty

Obligation, but excluding the Loans) on the due date with respect thereto (after giving effect to any grace period with respect thereto); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, if (in the case of this clause (iii)) the effect of such default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guaranty Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; and provided further, that, with respect to any failure to pay, breach or default under the First Lien Credit Agreement, such failure to pay or breach or default shall only constitute any Event of Default under this Agreement (x) upon an acceleration of the Obligations (as defined in the First Lien Credit Agreement) pursuant to Section 7.2(ii) of the First Lien Credit Agreement or (y) if such failure to pay, breach or default occurs and is not cured or waived within forty-five (45) days of the occurrence of such failure to pay, breach or default; or

(f)            (i) Holdings, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Requisite Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any ERISA Affiliate shall, or in the reasonable opinion of the Requisite Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan, which event or condition specified in any of clauses (i) through (v) above, together with all other such events or conditions, if any, could, in the reasonable judgment of the Requisite Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days after the entry thereof; or

(i)            any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            the guarantee of any Guarantor contained in the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           either (i) so long as the LLC exists, (x) the Sponsor shall cease to have the power to vote or direct the appointment of a majority of the board of managers or other governing body of the LLC (determined on a fully diluted basis), (y) the LLC shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis), or (z) the LLC shall cease to own and control, of record and beneficially, at least 66-2/3% (exclusive of the effect of any ownership or control by the Permitted Noteholder Investors) of each class of outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the Security Agreement) or (ii) in any case where the LLC no longer exists, the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); or

(l)            (i) the Permitted Investors shall cease to own of record and beneficially, directly or indirectly, an amount of common stock of Holdings equal to at least 66-2/3% (exclusive of the effect of any ownership by the Permitted Noteholder Investors) of the amount of common stock of Holdings owned, directly or indirectly, by the Permitted Investors as of the Formation Date; (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the LLC, Permitted Noteholder Investors and Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 33-1/3% of the outstanding common stock of Holdings; (iii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iv) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Security Agreement); or (v) any “Change of Control,” as defined in the Senior Subordinated Notes Indenture or Senior Subordinated Discount Notes Indenture (so long as such applicable indenture shall be in full force and effect) shall have occurred or exist, other than any such “Change of Control” as has been waived or amended or with respect to which the holders of Indebtedness under such applicable indenture have agreed not to enforce their remedies relating to the occurrence or existence of such “Change in Control”, all in accordance with the terms and conditions of such applicable indenture; and

(m)          Except to the extent otherwise expressly permitted in this Agreement, Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, the First Lien Loan Documents, the Permitted PIK Notes or the Senior Subordinated Discount Notes, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 6.6(ii) pending application in the manner contemplated by said Section) and cash equivalents) other than ownership of shares of Stock of the Borrower.

Section 7.2 Remedies. During the continuance of any Event of Default, the Administrative Agent (i) may, and shall at the request of the Requisite Lenders, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan shall immediately terminate, or (ii) may and shall at the request of the Requisite Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement or the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in Section 7.1(f) in connection with any Loan Party, (A) the Commitments of each Lender to make Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent or the Collateral Agent, as applicable, may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT; AND THE AGENTS

Section 8.1 Authorization And Action.

(a)           Each Lender hereby appoints Credit Suisse as the Administrative Agent hereunder and Credit Suisse hereby accepts such appointment. Each Lender hereby appoints Wells Fargo Bank, National Association, as the Collateral Agent hereunder and Wells Fargo Bank, National Association, hereby accepts such appointment. Each Lender authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents, as applicable, as are delegated to the Administrative Agent and Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender hereby authorizes the Administrative Agent and Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent or Collateral Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent or Collateral Agent may have under such Loan Documents and that under the Collateral Documents the Collateral Agent is acting as agent for the Lenders and the other Secured Parties.

(b)           As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent and Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent or Collateral Agent shall not be required to take any action which (i) the Administrative Agent or Collateral Agent in good faith believes exposes it to personal liability unless the Administrative Agent or Collateral Agent, as applicable, receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent and Collateral Agent agree to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)           In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent and Collateral Agent are acting solely on behalf of the Lenders and their duties are entirely administrative in nature. Each of the Administrative Agent and Collateral Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. Each of the Administrative Agent and Collateral Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Arrangers, the Syndication Agent and the Documentation Agent is a Lender designated as Joint Lead Arrangers, Syndication Agent or Documentation Agent, as applicable, for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party or any Lender and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

Section 8.2 Administrative Agent’s and Collateral Agent’s Reliance, Etc. Neither the Administrative Agent, the Collateral Agent nor any of their Affiliates or any of the respective directors, officers, agents or employees of the Administrative Agent, the Collateral Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and the Collateral Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.2; (b) may rely on the Register to the extent set forth in Section 9.2(d); (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any of the other Loan Documents; (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3 The Administrative Agent Individually. With respect to its Ratable Portion, Credit Suisse shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Credit Suisse and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Administrative Agent.

Section 8.4 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 8.5 Indemnification. Each Lender agrees to indemnify the Administrative Agent, the Collateral Agent and each of their Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Administrative Agent, the Collateral Agent or any of their Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent or the Collateral Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Collateral Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent or the Collateral Agent promptly upon demand for its Ratable Portion of any out-of-pocket expenses (including reasonable fees and disbursements of legal counsel) incurred by the Administrative Agent or Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent or Collateral Agent is not reimbursed for such expenses by the Borrower or any other Loan Party.

Section 8.6 Successor Administrative Agent or Collateral Agent. The Administrative Agent or Collateral Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable (provided, if such resignation occurs within 90 days after the Closing Date, Credit Suisse (with the consent of the Borrower (such consent not to be unreasonably withheld)) shall have the right to appoint a successor Administrative Agent or Collateral Agent). If no such successor Administrative Agent or Collateral Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, selected from among the Lenders. The Administrative Agent or Collateral Agent may be replaced at any time by the Requisite Lenders by giving written notice thereof to the Administrative Agent, the Collateral Agent and the Borrower. Upon any such replacement, the Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no such successor Administrative Agent or Collateral Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the giving of notice of such replacement, then the replaced Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, selected from among the Lenders. In each case above, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, as applicable, such successor Administrative Agent or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable and such retiring or replaced Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, respectively, such retiring or replaced Administrative Agent or Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent or Collateral Agent, as applicable, its rights as Administrative Agent or Collateral Agent, respectively, under the Loan Documents. After such resignation, the retiring or replaced Administrative Agent or Collateral Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents.

Section 8.7 Concerning the Collateral and the Collateral Documents.

(a)           Each Lender agrees that any action taken by the Administrative Agent, Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent, Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Collateral

Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents; (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries; (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Borrower’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents; (vi) take all such action as is necessary to release any Subsidiary Guarantor or Holdings from its obligations under the Guaranty in connection with a Disposition (other than to a Loan Party) permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement; and (vii) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Each of the Lenders hereby directs, in accordance with the terms hereof, the Collateral Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Collateral Agent for the benefit of the Lenders:

(i)            against all of the Collateral, upon payment and satisfaction in full of all Loans and all other matured Obligations that the Collateral Agent has been notified in writing are then due and payable;

(ii)           upon the written direction of the Administrative Agent, against any assets that are subject to a Lien permitted by Section 6.3(f); and

(iii)          upon the written direction of the Administrative Agent, against any part of the Collateral Disposed of by a Loan Party (A) if such Disposition is permitted by this Agreement or (B) if not pursuant to such Disposition, (x) with a book value of up to $5,000,000, if such release is consented to by the Requisite Lenders or (y) in excess of $5,000,000, if such release is consented to by all the Lenders.

Each of the Lenders hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.7 promptly upon the effectiveness of any such release.

Section 8.8 Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or which is otherwise owed to Persons other than the Collateral Agent, the Arrangers and the Lenders (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation; and (iii) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act in its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Secured Party (except the Collateral Agent, the Arrangers and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents; and (v) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 9.6.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments. Waivers. Etc.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document (other than any Hedging Contract) nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders, do any of the following:

(i)            waive any of the conditions specified in Section 3.1 or Section 3.2 except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders;

(ii)           increase the Commitments of such Lender or subject such Lender to any additional obligations;

(iii)          extend the scheduled final maturity of any Loan due to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment of principal on such Loan or reduction of the Commitments of such Lender (it being understood that Section 2.7 does not provide for scheduled dates fixed for payment or reduction);

(iv)          reduce the principal amount of any Loan due to such Lender (other than by the payment or prepayment thereof);

(v)           reduce the rate of interest on any Loan outstanding to such Lender or any fee payable hereunder to such Lender;

(vi)          postpone any scheduled date fixed for payment of interest or fees due to such Lender or amend the definition of “Interest Period” so as to permit intervals greater than six months;

(vii)         change the aggregate Ratable Portions of the Lenders required for any or all Lenders to take any action hereunder;

(viii)        release the Collateral Agent’s Lien on all or substantially all of the Collateral except as provided in Section 8.7(b) or release any Guarantor from its obligations under the Guaranty except in connection with any Disposition (other than to a Loan Party) permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement; or

(ix)           amend Section 8.7(b) or this Section 9.1 or the definition of the terms “Requisite Lenders”, or “Ratable Portion”;

and provided, further, that (A) any waiver of or modification of the application of payments of the Loans pursuant to Section 2.7 shall require the consent of the Requisite Lenders, (B) any amendment, waiver or consent of any provision of this Agreement or any other Loan Document shall be effective only in the specific instance and for the specific purpose for which given, and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, respectively, under this Agreement or the other Loan Documents.

(b)           The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender; provided, however, that the written concurrence of any Lender that is a Non-Consenting Lender is not required for the execution of an Assignment and Acceptance pursuant to clause (c) of this section. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c)           If in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, the Administrative Agent in its sole discretion or a potential assignee with the Administrative Agent’s consent shall have the right (but the Administrative Agent shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, promptly upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such potential assignee, all of the Commitments and the Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by such Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (i) the Administrative Agent shall have received from such potential assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such potential assignee shall agree to be bound by the terms hereof and (ii) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale, including the amount specified in Section 2.6(b) as if the Borrower made an optional prepayment to such Non-Consenting Lender (such interest, fees and other amount to be paid by the Borrower). Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent, or shall allow the Administrative Agent to execute on its behalf, an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if such Non-Consenting Lender’s Loans are evidenced by a Note) subject to such Assignment and Acceptance; provided, however, that the failure of such Non-Consenting Lender to execute an Assignment and Acceptance or deliver such Note shall not render such sale and purchase (and the corresponding assignment) invalid.

(d)           Each Lender and holder of any Note shall be bound by any amendment, waiver or consent authorized by this Section 9.1 regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

Section 9.2 Assignments and Participations.

(a)           Subject to the conditions set forth in Section 9.2(b), each Lender may sell, transfer, negotiate or assign to one or more assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans), with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent.

(b)           Assignments shall be subject to the following conditions:

(i)            except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender, the aggregate amount of any Loans being assigned pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not (if less than the Assignor’s entire interest in such Loan) be less than $1,000,000; or

(ii)           unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(A)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;

(B)           no Person who is (x) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”)  and/or on any other similar list  maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (y) either (I) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (II) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001, as amended by Executive Order 13268 of July 2, 2002,  Executive Order 13284 of January 23, 2003, and Executive Order 13372 of February 16, 2005) or similarly designated under any related enabling legislation or any other similar executive orders (collectively, the “Executive Orders”), shall be an assignee or participant under this Section 9.2;

(C)           any assignment of the assigning Lender’s Loan and Commitment shall cover the same percentage of such Lender’s Loan and Commitment;

(iii)          the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with, in the case of clause (B), a processing and recordation fee of $3,500;

(iv)          the assignee, if not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms, duly completed by such assignee; and

(v)           if the assigning Lender’s Loans are evidenced by a Note, the Assignor shall deliver to the Administrative Agent any Note subject to such assignment.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 9.2(a) and (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.2(h). If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 9.2(b)(i)), the Borrower shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent or ClearPar) to the Borrower unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)           Upon such execution, delivery, acceptance and recording of an Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(d)           The Administrative Agent shall maintain at its address referred to in Section 9.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 9.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The entries in the Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee required by paragraph (b)(iii) above (if any), the applicable tax forms completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of  a notice from the Administrative Agent, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B.

(f)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the related Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, such party will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.2, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.2(f) may not be amended without the written consent of each SPC.

(g)           In addition to the other assignment rights provided in this Section 9.2, each Lender may assign, as collateral or otherwise, a security interest in any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to (i) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrower or the Administrative Agent and (ii) any trustee for the benefit of the holders of such Lender’s Securities; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including the right to enforce the Obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of the Administrative Agent’s Lien on all or substantially all of the Collateral other than in accordance with Section 8.7(b). In the event of the sale of any participation by any Lender, (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (C) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 2.12(c), (d) and (e), Section 2.13 and Section 2.14 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any participant of any interest of any Lender, under Section 2.12(c), (d) and (e), Section 2.13 or Section 2.14 any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

Section 9.3   Costs and Expenses.

(a)           The Borrower agrees to pay, or reimburse the Administrative Agent and the Collateral Agent for, all of the Administrative Agent’s and Collateral Agent’s reasonable and documented internal and external audit, legal, appraisal, valuation, filing, syndication, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP, the Collateral Agent’s counsel, Morgan, Lewis & Bockius LLP, and any other local and special legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent and the Collateral Agent in connection with (i) the Administrative Agent’s and Collateral Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation and execution of the Loan Documents and the Administrative Agent’s and Collateral Agent’s periodic audits of the Borrower and its Subsidiaries, as the case may be; provided, however, that, except during such time as a Default or Event of Default shall have occurred and be continuing, the Borrower shall have to pay or reimburse the Administrative Agent and the Collateral Agent for costs and expenses in respect of only one such periodic audit during any Fiscal Year; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including any reasonable fees and expenses for local and special counsel in various jurisdictions); (iv) the ongoing administration of this Agreement and the Loans (other than ordinary overhead expenses of the Administrative Agent in connection with such administration), including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s and the Collateral Agent’s rights and responsibilities hereunder and under the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Recapitalization, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent and/or the Collateral Agent is served or deposition or other proceeding in which the Administrative Agent and/or the Collateral Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Recapitalization, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)           The Borrower further agrees to pay or reimburse the Administrative Agent, the Collateral Agent and each of the Lenders for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, the Collateral Agent or Lenders (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “Work-Out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

(c)           All amounts payable under this Section 9.3 shall become due and payable on the Closing Date (with respect to costs and expenses incurred on or prior to the Closing Date for which the Borrower shall have received a request on or prior to the Closing Date) or on the date 30 days after written demand therefor (with respect to any other costs and expenses). Any such request or demand shall be accompanied by invoices or other documentation containing reasonably sufficient detail as to all such amounts so payable (except that privileged or confidential information may be excluded therefrom).

Section 9.4   Indemnities.

(a)           The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Arrangers, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, trustees, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature whatsoever (including fees and disbursements of counsel to any such Indemnitee), joint or several, which may be imposed on, incurred by, or asserted or awarded against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding or the preparation of any defense in connection therewith, regardless of whether any such investigation, litigation or proceeding is brought by any Loan Party, any of its directors, security holders or creditors, an Indemnitee or any other Person, whether any such Indemnitee is otherwise a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, the Confidential Information Memorandum, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 9.4 to an Indemnitee with respect to any Indemnified Matter (x) caused by or resulting from the gross negligence or willful misconduct of that Indemnitee or (y) arising from the unexcused breach of any contractual commitment of such Indemnitee to the Borrower, if (in the case of (y)) a court of competent jurisdiction in a final non-appealable judgment or order establishes that such unexcused breach has occurred. Without limiting the foregoing, Indemnified Matters include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Materials of Environmental Concern on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries; (iii) any costs or liabilities incurred in connection with any Environmental Laws; and (iv) any Environmental Liabilities, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 49 U.S.C. Sections 9601 et seq. and applicable state property transfer laws, whether, with respect to any of such matters, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent incurred following (A) foreclosure by the Collateral Agent, the Administrative Agent or any Lender, or the Collateral Agent, the Administrative Agent or any Lender having become the successor in interest to the Borrower or any of its Subsidiaries, and (B) acts attributable to the Collateral Agent, the Administrative Agent, such Lender or any agent on behalf of the Collateral Agent, the Administrative Agent or such Lender.

(b)           The Borrower shall indemnify the Collateral Agent, the Administrative Agent and the Lenders for, and hold the Collateral Agent, the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Collateral Agent, the Administrative Agent and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)           The Administrative Agent, the Collateral Agent and each Lender agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (a) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action, is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall notify the Borrower in writing promptly after such Indemnitee first has actual knowledge of such investigation, litigation, proceeding or Remedial Action; provided, however, that the failure of such Indemnitee to promptly provide such notice shall not reduce or eliminate the Borrower’s obligations under subparagraph (a) of this Section 9.4 except that, to the extent any rights or defenses of Borrower therein are irrevocably forfeited solely as a result of such failure, the Borrower’s obligations under subparagraph (a) of this Section 9.4 shall exclude any obligation arising solely as a result of (and that would not exist absent) such forfeiture of such rights or defenses.

(d)           The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee. The Borrower shall not be liable in respect of any settlement of any such investigation, litigation or proceeding or requested Remedial Action without its written consent (which consent shall not be unreasonably withheld or delayed). The Borrower shall not, without the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any such investigation, litigation or proceeding or requested Remedial Action.

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 9.4) or any other Loan Document and any obligations of the Borrower under Section 9.3 shall (i) survive and remain operative and in full force and effect regardless of the occurrence of the Loan Maturity Date, the termination of any Commitments hereunder, the consummation of (or the failure to consummate) the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Notes, any investigation made by or on behalf of the Administrative Agent or any Lender and the payment in full of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

(f)            All amounts payable under this Section 9.4 shall become due and payable on the date 30 days after written demand therefor which demand shall be accompanied by invoices or other documentation containing reasonably sufficient detail as to all such amounts so payable (except that privileged or confidential information may be excluded therefrom). Statements payable by the Borrower pursuant to this Section 9.4 shall be submitted to the attention of Chief Financial Officer  (Telephone No. 312-840-5088) (Telecopy No. 312-840-5569), at the address of the Borrower in Illinois set forth in Section 9.8, and a copy to the Borrower to the attention of Jonathan Cole (Telephone No. 312-840-5112) (Telecopy No. 312-840-5569) at the address of the Borrower in Illinois set forth in Section 9.8, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.

Section 9.5   Limitation of Liability. Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to any Loan Document any special, exemplary, punitive or consequential damages.

Section 9.6   Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including other rights of set-off) which such Lender may have.

Section 9.7   Sharing of Payments, Etc.

(a)           If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 9.3 or Section 9.4 (other than payments pursuant to Section 2.12, Section 2.13 or Section 2.14) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)           If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)           The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

Section 9.8   Notices, Etc.

(a)           All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, unless otherwise specifically provided herein, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)            if to Holdings:

c/o Merisant Worldwide, Inc.

10 South Riverside Plaza

Suite 850

Chicago, IL 60606

Attention: Jonathan Cole

Telecopy: (312) 840-5112

Telephone: (312) 840-5669

(ii)           if to the Borrower:

Merisant Company
10 South Riverside Plaza
Suite 850
Chicago, IL 60606
Attention: Chief Financial Officer
Telecopy: (312) 840-5569
Telephone: (312) 840-5088

with copies to:

Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603
Attention: Robert J. Lewis
Telecopy: (312) 853-7036
Telephone: (312) 853-7363

and:

Merisant Worldwide, Inc.
10 South Riverside Plaza
Suite 850

Chicago, IL 60606

Attention: Jonathan Cole
Telecopy: (312) 840-5112
Telephone: (312) 840-5669

(iii)          if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance; and

(iv)          if to the Administrative Agent:

Credit Suisse
Eleven Madison Avenue, OMA2
New York, NY 10010
Attention:  Agency Loan Administrator
Telecopy:  (212) 325-8304
Telephone: (212) 325-2000

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  Thomas W. Gowan
Telecopy: (917) 777-2444
Telephone: (212) 735-2444

(v)           if to the Collateral Agent:

Wells Fargo Bank, National Association
MAC N9303-120
Sixth Street & Marquette Avenue
Minneapolis, MN  55479
Attention:  Jefferey T. Rose
Telecopy:  (612) 667-9825
Telephone:  (612) 667-0337

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:  Leonard Klingbaum
Telecopy: (212) 309-6001
Telephone: (203) 309-6935

or at such other address as shall be notified in writing (i) in the case of the Borrower and the Administrative Agent, to the other parties and (ii) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mail (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, Article V or Article IX shall not be effective until received by the Administrative Agent.

Section 9.9   No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.10   Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, its respective successors and assigns, except that neither Holdings nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.11   Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12   Submission to Jurisdiction; Service of Process.

Each of the Lenders, Holdings and the Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be, at its address specified in Section 9.8; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 9.13   Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS, HOLDINGS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 9.14   Marshaling; Payments Set Aside. None of the Collateral Agent, the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Collateral Agent, the Administrative Agent or the Lenders or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.15   Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 9.16   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.17   Entire Agreement. This Agreement, together with the Fee Letters, all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 9.18   Confidentiality. Each Lender, the Collateral Agent and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it will use such information only in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s, Collateral Agent’s or the Administrative Agent’s, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender, the Collateral Agent or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (d) to assignees or participants or potential assignees or participants or a Lender’s secured creditor, in each case who agree to be bound by the provisions of this Section 9.18. Notwithstanding any other provision in this Agreement, the Borrower, Holdings, each Lender, the Collateral Agent and the Administrative Agent hereby agree that each of the Lenders, the Collateral and the Administrative Agent (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all Persons, without limitation of any kind, the United States tax treatment and United States tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such United States tax treatment and United States tax structure.

Section 9.19   Waiver of Usury Defense. To the extent permitted by applicable law, each of Holdings and the Borrowers agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and will actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the effective interest rate on any Loan violates present or future usury or other laws relating to the interest payable on any Obligations and will not otherwise avail itself (and will actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

Section 9.20   Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower, any other Loan Party or any of their respective subsidiaries herein or in the certificates or other instruments prepared or delivered in connection with this Agreement, any of the Collateral Documents or any other Loan Document shall be considered to have been relied upon by the Lenders, the Collateral Agent and the Administrative Agent, which shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes, notwithstanding any investigation heretofore or hereafter made (or any prior or future participation in the preparation or delivery of any such documents or schedules thereto) by any of them (or by any employees, agents, attorneys, consultants and advisors thereof or thereto).

Section 9.21   USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the Patriot Act.

Section 9.22   SUBORDINATION OF LIENS; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(a)           EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE EXPRESSLY SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE LIENS CREATED PURSUANT TO THE FIRST LIEN LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN OR IN ANY LOAN DOCUMENT TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE VARIOUS LOAN DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT PURSUANT TO THE LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. THE INTERCREDITOR AGREEMENT ALSO CONTAINS CERTAIN PROVISIONS PROVIDING FOR RELEASES OF GUARANTORS AND/OR COLLATERAL PURSUANT TO THE LOAN DOCUMENTS IN THE EVENT THAT SUCH GUARANTORS AND/OR COLLATERAL ARE RELEASED PURSUANT TO THE FIRST LIEN LOAN DOCUMENTS. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 9.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO ARRANGER OR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT SEVERAL OF THE ARRANGERS ARE ALSO ACTING IN VARIOUS AGENCY CAPACITIES UNDER, AND AS DEFINED IN, THE FIRST LIEN LOAN DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

Section 9.23   Holdings Existence. Notwithstanding anything to the contrary contained herein, upon the permanent reduction of Indebtedness, liabilities and financial obligations of Holdings to an aggregate amount of less than or equal to $10,000,000 on a pro forma basis after giving effect to the transactions in connection with a merger or consolidation or transfer of assets, the Borrower may merge or consolidate with or into Holdings or transfer all or substantially all of its assets to Holdings (or Holdings with or into the Borrower or transfer all of substantially all of its assets to the Borrower), and the Borrower or Holdings, as applicable, shall enter into negotiations with the Administrative Agent to, and the Lenders hereby direct the Administrative Agent, on behalf of the Lenders to, reflect equitably such merger or consolidation in the Loan Documents with the desired result that the surviving entity maintain the equivalent rights, responsibilities and Obligations as Holdings and the Borrower have in the aggregate on the date immediately prior to such merger or consolidation thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERISANT COMPANY

By:	/s/ Anthony J. Nocchiero
Name: Anthony J. Nocchiero
Title: Chief Financial Officer

MERISANT WORLDWIDE, INC.

By	/s/ Anthony J. Nocchiero
Name: Anthony J. Nocchiero
Title: Chief Financial Officer

CREDIT SUISSE, Cayman Island Branch as Administrative Agent and a Lender

By:	/s/ David Dodd
Name: David Dodd
Title: Vice President

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Associate

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Jeffery Rose
Name: Jeffery Rose
Title: Vice President

JEFFERIES & COMPANY, INC., as a Lender

By:	/s/ Joe Schenk
Name: Joe Schenk
Title: Chief Financial Officer

SCHEDULE I
COMMITMENTS

SCHEDULE II
APPLICABLE LENDING OFFICES AND ADDRESSES FOR NOTICES
[TO BE CONFIRMED]

Lender	Addresses For Notices

2